LOAN AND SECURITY AGREEMENT

by and among

REIS SERVICES, LLC,

as Borrower,

REIS, INC.,

as Guarantor

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Lender,

Dated as of October 16, 2012

3.	CONDITIONS; TERM OF AGREEMENT		37
	3.1.	Conditions Precedent to Effectiveness	37
	3.2.	Conditions Precedent to all Extensions of Credit	38
	3.3.	Term	39
	3.4.	Effect of Termination	39
	3.5.	Early Termination by Borrower	39

i

7.	NEGATIVE COVENANTS		54
	7.1.	Indebtedness	54
	7.2.	Liens	56
	7.3.	Restrictions on Fundamental Changes	56

9.	LENDER’S RIGHTS AND REMEDIES		62
	9.1.	Rights and Remedies	62
	9.2.	Remedies Cumulative	64

10.	TAXES AND EXPENSES	64

11.	WAIVERS; INDEMNIFICATION		65
	11.1.	Demand; Protest	65
	11.2.	The Lender’s Non-Liability for Collateral	65
	11.3.	Indemnification	65

12.	NOTICES	66

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	67

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		68
	14.1.	Assignments and Participations	68
	14.2.	Successors	70

15.	AMENDMENTS; WAIVERS		70
	15.1.	Amendments and Waivers	70
	15.2.	No Waivers; Cumulative Remedies	70

16.	GUARANTY		70
	16.1.	Guaranty	70
	16.2.	Waivers	70
	16.3.	No Defense	71

EXHIBITS AND SCHEDULES

Exhibit C-1	Form of Compliance Certificate
Exhibit 2.3	Form of Notice of Borrowing
Exhibit 2.15	Form of Notice of Continuation/Conversion

Schedule D-1	Designated Account
Schedule P-1	Permitted Liens
Schedule 1.1	Authorized Persons
Schedule 5.3	Locations of Books, Equipment
Schedule 5.4	States of Organization; Chief Executive Office; FEIN; Subsidiaries; Equity Interests; Commercial Tort Claims
Schedule 5.6	Litigation
Schedule 5.12	Intellectual Property
Schedule 5.13	Leases
Schedule 5.14	Deposit Accounts and Securities Accounts
Schedule 5.16	Permitted Indebtedness

v

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of October 16, 2012, by and among CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as lender (“Lender”), REIS SERVICES, LLC, a Maryland limited liability company, as borrower (“Borrower”) and REIS, INC., a Maryland corporation, as a guarantor (“Parent”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1.          Definitions.  As used in this Agreement, the following terms (in the singular or plural) shall have the following definitions:

“Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Account Debtor” has the meaning prescribed by the Code and includes, without limitation, any Person that is or may become obligated under, with respect to, or on account of, an Account, chattel paper, contract, payment intangible or a General Intangible, including each guarantor thereof.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of an Obligated Party.

“Actionable Default” means an Event of Default under Section 8.1, 8.3, 8.4, 8.5, 8.6 or, solely to the extent caused by a misrepresentation under Section 5.1, 8.11 of the Credit Agreement or any other Event of Default which has resulted in Lender exercising any of its rights under Section 9.1.

“Additional Documents” has the meaning set forth in Section 4.4.

“Adjusted EBITDA” means EBITDA plus non-cash stock based compensation expenses for any applicable fiscal period.

“Advance” and “Advances” have the respective meanings set forth in Section 2.1.

               “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership, membership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, and (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person.

“Agreement” means this Loan and Security Agreement, as may be renewed, extended, modified, amended, supplemented or restated from time to time.

“Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, including without limitation, Credit Protection Laws, the Fair Labor Standards Act and the Americans With Disabilities Act.

“Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of (i) any of the Equity Interests of any Obligated Party, (ii) substantially all of the assets of any division or line of business of Borrower or any other Obligated Party or (iii) any other assets of Borrower or any Obligated Party outside the ordinary course of business.

“Assignee” has the meaning set forth in Section 14.1(a).

“Authorized Person” means any Responsible Officer or any other officer or employee of the Borrower identified on Schedule 1.1 attached hereto, as amended from time to time by a written notice from a Responsible Officer to Lender, so long as such Person is reasonably acceptable to Lender.

“Bank Product” means any financial accommodation extended to any Obligated Party by a Bank Product Provider (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by an Obligated Party with a Bank Product Provider in connection with any of the Bank Products.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, and expenses owing by an Obligated Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising , and (b) all amounts that any Obligated Party is obligated to reimburse to Lender as a result of Lender’s purchasing participations from, or executing guaranties, indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to such Obligated Party.

“Bank Product Provider” means CONA or any of its Affiliates.

“Bank Products Reserves” means, as of any date of determination, the amount of reserves, if any, that Lender has established (based upon the Bank Product Providers’ reasonable determination of their credit exposure in respect of Bank Products) for Bank Products then provided or outstanding.

“Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.

“Base Rate” means the rate of interest announced, from time to time, within CONA at its principal office in New York, New York as its “prime rate,” with the understanding that the “prime rate” is one of CONA’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as CONA may designate.

“Base Rate Loans” means Advances bearing interest at rates determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which an Obligated Party or ERISA Affiliate of an Obligated Party has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“BMO Financing” means the Indebtedness incurred by the Obligated Parties pursuant to that certain Credit Agreement dated October 11, 2006 among Bank of Montreal, Chicago Branch, the lenders thereto from time to time, Parent and Borrower.

“Board of Directors” means the board of directors (or comparable managers or managing members) of a Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or managing members).

“Books” means each Obligated Party’s now owned or hereafter acquired books and records, including all Records in respect of its assets and liabilities, and all Records relating to its business operations or financial condition.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made by the Lender.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to the determination of the LIBOR Rate, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capital Lease.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is insured by, and is less than or equal to the maximum amount insured by, the Federal Deposit Insurance Corporation, and (f) Investments in money market funds or mutual funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Bank” means any depository bank at which any Obligated Party has established a Deposit Account.

“Change of Control” means the occurrence of any of the following events:

(a)   any “person” or “group” of persons (within the meaning of Section 13(d) and 14(d) of the Exchange Act) shall obtain, directly or indirectly, “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 35% of the aggregate voting power of the total issued and outstanding Equity Interests of Parent; or

(b)   a majority of the seats on the Board of Directors of Parent shall be occupied by persons other than (i) directors on the Closing Date, (ii) directors whose election or nomination was approved by individuals referred to in clause (i) constituting at the time of such election or nomination at least a majority of the Board of Directors or (iii) directors whose election or nomination was approved by individuals referred to in clauses (i) and/or (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors; or

(a) Parent ceases to own, directly or indirectly, and control 100% of the outstanding Equity Interests of Borrower.

“Chattel Paper” means chattel paper, as that term is defined in the Code.

“Closing Certificate” means the certificate executed and delivered by a Responsible Officer of Borrower to Lender dated as of the Closing Date, substantially in the form provided by Lender.

“Closing Date” means October 16, 2012.

“Closing Date Projections” means the Projections of Parent on a consolidated basis for the year ending December 31, 2013, which have been delivered to Lender before the Closing Date.

“Code” means the Uniform Commercial Code, as in effect in the State of New York from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to all property, including without limitation, each of the following:

(a)   Accounts,

(b)   Books,

(c)   Chattel Paper,

(d)   Commercial tort claims described on Schedule 5.4(f), as supplemented from time to time,

(e)   Negotiable Collateral,

(f)   all Deposit Accounts,

(g)   Equipment,

(h)   all Copyrights, Patents and Trademarks,

(i)   General Intangibles,

(j)   Inventory,

(k)           Investment Property (including all securities and Securities Accounts),

(l)            Supporting Obligations in respect of any of the foregoing,

(m)         all policies of insurance (including without limitation, casualty and hazard insurance and policies of owner’s or mortgagee’s title insurance), or rights as loss payee or endorsee thereof, and escrow agreements, all tax, insurance, security or other deposits, including rights in respect of letters of credit evidencing or securing any such deposit, and

(n)          money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender or any agent or bailee thereof, and the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof;

provided that the Collateral shall not include any of the following:

(a)           any rights or interests of an Obligated Party in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition of “Collateral” as a “Contract”) to the extent that such Contract, by the express terms of a valid and enforceable restriction in favor of Group Company, (i) prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by an Obligated Party and such consent or condition has not been obtained or satisfied after the applicable Obligated Party’s use of commercially reasonable efforts to do so or (ii) would give any party to such Contract other than a Group Company an enforceable right to terminate its obligations thereunder; provided that (x) the Obligated Parties shall from time to time at the request of the Lender give written notice to the Lender identifying in reasonable detail any Contract the contravention or violation of which individually could reasonably be expected to result in a Material Adverse Change, (y) this exclusion shall not apply to the extent the applicable prohibition, requirement or right is ineffective or unenforceable under the Code (including Sections 9-406, 9-407, 9-408 and 9-409 thereof) as in effect in the relevant jurisdiction, or any other Applicable Law and (z) all Proceeds paid or payable to any Obligated Party from any sale, transfer or assignment of such Contract and all rights to receive such Proceeds shall be included in the Collateral;

               (b)           any Equipment of an Obligated Party which is subject to, or secured by, a Capitalized Lease Obligation or Purchase Money Indebtedness which is permitted under this Credit Agreement if and to the extent that (i) the express terms of a valid and enforceable restriction in favor of a Person who is not a Group Member contained in the agreements or documents granting or governing such Capitalized Lease Obligation or

Purchase Money Indebtedness prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, or a grant of a security interest therein, by an Obligated Party and (ii) such restriction relates only to the asset or assets acquired by an Obligated Party with the Proceeds of such Capitalized Lease Obligation or Purchase Money Indebtedness; provided that all Proceeds paid or payable to any Obligated Party from any sale, transfer or assignment or other voluntary or involuntary disposition of such Equipment and all rights to receive such Proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of the Capitalized Lease Obligation or Purchase Money Indebtedness secured by such Equipment;

(c)           (i) Deposit Accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the Obligated Parties and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Obligated Parties and (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts and trust accounts (each such account under clauses (i) and (ii), an “Excluded Deposit Account”);

(d)           shares of capital stock having voting power in excess of 65% of the voting power of all classes of capital stock of a Foreign Subsidiary of any Obligated Party if, and solely to the extent that, the inclusion of such shares of capital stock hereunder would cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed repatriation of the earnings of such Foreign Subsidiary to such Foreign Subsidiary’s United States parent for United States federal income tax purposes;

(e)           any Real Property (excluding any fixtures thereon) now owned or hereafter acquired by any Obligated Party, in each case with a purchase price or a fair market value at the time of acquisition not to exceed $5,000,000; and

(f)            (i) any commercial tort claims in connection with or as a result of or related to the Gold Peak Litigation and (ii) other commercial tort claims not in excess of $1,000,000 and/or not publicly known by reason of a filing in a legal, judicial or administrative proceeding (each such claim under clauses (i) and (ii), an “Excluded Commercial Tort Claim”).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 executed by the chief financial officer or chief accounting officer of Borrower and delivered by Borrower to Lender.

“CONA” means Capital One, National Association.

               “Control Agreement” means a control agreement, in form and substance satisfactory to Lender, executed and delivered by an Obligated Party, Lender and the applicable securities intermediary with respect to a Securities Account or bank with respect to a Deposit Account.

“Copyrights” means, with respect to any Person, all of such Person’s copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Person, in each case, whether now owned or hereafter created or acquired by or assigned to such Person, including, without limitation, the copyrights, registrations and applications listed in Schedule 5.12, together with any and all (i) rights and privileges arising under Applicable Law with respect to such Person’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to consumers and other borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, Dodd-Frank Wall Street Reform and Consumer Protection Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Daily Balance” means, as of any date of determination, the amount of any then outstanding monetary Obligations on the date thereof owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 or otherwise in a notice to Lender.

“Designated Account Bank” means Capital One, National Association as described on Schedule D-1 or otherwise in a notice to Lender or such other commercial depositary bank within the United States reasonably acceptable to Lender that has been designated as a “Designated Account Bank,” in writing, by Borrower to Lender.

“Disbursement Letter” means a letter executed and delivered by Borrower to Lender regarding the disbursement of the proceeds of the initial Advance on the Closing Date, the form and substance of which is reasonably satisfactory to Lender.

“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to Parent and its Subsidiaries on a consolidated basis, including the Borrower, for any fiscal period, without duplication, Net Income, plus loss from discontinued operations (or, minus income from discontinued operations), plus income tax expenses (or, minus any income tax expense benefit), plus depreciation and amortization expenses, plus Interest Expense, in each case for any such fiscal period.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided, that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of Lender, and (e) any other Person approved by Lender.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party alleging violations of Environmental Laws or releases of Hazardous Materials with respect to (a) any assets, properties, or businesses of any Obligated Party or any of their predecessors in interest, (b) adjoining properties or businesses, or (c) any facilities which received Hazardous Materials generated by any Obligated Party or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on any Obligated Party, relating to the environment, employee health and safety, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 12 USC § 9601 et seq.; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq.;; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq.  (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages (excluding consequential damages), punitive damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined by the Code), including without limitation, equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (excluding motor vehicles), computer hardware and software, tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Obligated Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Obligated Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Obligated Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Obligated Party and whose employees are aggregated with the employees of any Obligated Party under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“FEIN” means Federal Employer Identification Number.

“Filing Authorization Letter” means a letter duly executed by each Obligated Party authorizing Lender to file appropriate financing statements in such office or offices as may be necessary or, in the reasonable opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents.

“Fixed Charge Coverage Ratio” means, with respect to each fiscal year of Parent and its Subsidiaries on a consolidated basis, including the Borrower, the ratio of (a) Adjusted EBITDA minus capital expenditures (as reported on the consolidated Statement of Cash Flows of the Parent for (i) web site and database development costs and (ii) furniture, fixtures and equipment additions) all during such fiscal year, divided by (b) the sum of (i) all payments made during such fiscal year in respect of long term Indebtedness (excluding the One Time Exclusion Amount), plus (ii) all payments made during such fiscal year in respect of Capitalized Lease Obligations, plus (iii) Interest Expense paid in cash during such fiscal year, plus (iv) dividends paid in cash during such fiscal year, plus (v) income taxes paid in cash during such fiscal year, plus (vi) cash payments made in respect of Equity Interest redemptions during such fiscal year.

“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is not a Subsidiary of such Person that is organized under the laws of the United States or any political subdivision thereof.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided that in respect of the treatment of operating leases and Capital Leases for financial reporting purposes, such accounting terms shall be defined and treated in accordance with GAAP as applied in preparation of the audited financial statements of the Borrower for the fiscal year ended December 31, 2011.

“General Intangibles” means general intangibles (as that term is defined by the Code) and includes payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Patents, trade names, Trademarks, servicemarks, Copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than goods, Accounts, Chattel Paper, commercial tort claims, Deposit Accounts, Investment Property and Negotiable Collateral.

“Gold Peak Litigation” means the litigation initiated by The Gold Peak Homeowners Association against Gold Peak at Palomino Park, LLC, et al., case no. 2010 CV 3106 in the Douglas County District Court, Colorado.

“Gold Peak Settlement Agreement” means the settlement of the Gold Peak Litigation pursuant to the Abbreviated Enforceable Mutual Settlement Agreement among Parent, The Gold Peak Homeowners Association, Gold Peak at Palomino Park, LLC, Wellsford Park Highlands Corp., Jeffrey H. Lynford and David M. Strong, as in effect on the Closing Date.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, formation or organization, by-laws, operating or limited liability company agreement, partnership agreement and other organizational documents of such Person, as applicable.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Group Company” means any of Parent, Borrower or their respective Subsidiaries (regardless of whether or not consolidated with Parent or Borrower for purposes of GAAP), and “Group Companies” means all of them collectively.

“Guarantor” means Parent, and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guaranty” means a guaranty of the Obligations of Borrower executed by Guarantors in favor of Lender, in form and substance reasonably satisfactory to Lender, including, without limitation, the guaranty set forth in Section 16 of this Agreement.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

               “Hedging Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between an Obligated Party and a Bank Product Provider, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Obligated Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations or liabilities of others secured by a Lien on any asset of such Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (d) all obligations of such Person for the deferred purchase price of assets (other than trade payables and accrued expenses incurred in the ordinary course of business and repayable in accordance with customary trade practices), (e) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person, (f) asset securitizations and synthetic leases to the extent of recourse, (g) Capitalized Lease Obligations, and (h) all net indebtedness, liabilities and obligations under Hedging Agreements.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined in conformity with GAAP (including, without limitation, interest expense paid to Affiliates of such Person).

“Interest Period” means, with respect to each LIBOR Rate Loan, a one, two or three month period; provided that:

(1)           the initial Interest Period for any LIBOR Rate Loan shall commence on a Business Day selected in accordance with Section 2.15(a);

(2)           in the case of successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

(3)           if an Interest Period expiration date is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period expiration date is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(4)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to parts (5) and (6) below, end on the last Business Day of a calendar month;

(5)           no Interest Period for any portion of the Advances shall extend beyond the Maturity Date; and

(6)           no Interest Period may extend beyond a scheduled principal payment date of any Advance, unless the aggregate principal amount of such Advance that is a Base Rate Loan or that has Interest Periods expiring on or before such scheduled principal payment date equals or exceeds the principal amount required to be paid on such Advance on such scheduled principal payment date.

“Inventory” means inventory (as that term is defined by the Code), including without limitation, goods held for sale or lease or to be furnished under a contract of service, goods that are leased as lessor, goods that are furnished under a contract of service, and raw materials, work in process, or materials used or consumed in business.

“Investment” means, with respect to any Person, any investment, loan, guarantee, advance or capital contribution by such Person in, to or with respect to any other Person or its Affiliates (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business and (b) purchases or other acquisitions for consideration of Indebtedness or Equity Interests), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code).

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuer” means CONA.

“Lender” has the meaning set forth in the preamble of this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Expenses” means all reasonable (a) costs or expenses required to be paid by any Obligated Party under any of the Loan Documents that are paid or incurred by Lender, (b) out-of-pocket fees or charges paid or incurred by Lender in connection with the Lender’s transactions with the Obligated Parties, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office or the copyright office), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the limitations, if any, for fees and charges contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) costs and expenses paid or incurred by Lender to correct any Default or Event of Default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, or of traveling to any Obligated Party’s offices to inspect or otherwise monitor such Obligated Party’s operations or any Collateral, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the limitations, if any, for fees and charges contained in this Agreement, (g) costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with any Obligated Party or any other guarantor of the Obligations, or any custodian under the Loan Documents except any such costs and expenses that a court of competent jurisdiction finally determines in a non-appealable judgment to have resulted from the gross negligence, willful misconduct or material breach of Lender, (h) Lender’s fees and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Lender’s fees and expenses (including reasonable attorneys’, accountants’, consultants’ and other advisors’ fees and expenses) incurred in terminating, enforcing (including reasonable attorneys’, accountants’, consultants’ and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Obligated Party under the Loan Documents or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Lender’s Account” means an account at a bank designated by Lender from time to time as the account into which Borrower shall make all payments to Lender under this Agreement and the other Loan Documents.

“Lender’s Liens” means the Liens granted by any Obligated Party to Lender under this Agreement or the other Loan Documents.

“Letter of Credit Application” shall have the meaning set forth in Section 2.5.

“Letter of Credit Fees” shall have the meaning set forth in Section 2.14.

“Letter of Credit Reserve” means the sum of (a) the Maximum Undrawn Amount of all outstanding Standby Letters of Credit; plus, (b) all amounts which have been paid or made available by Lender or Issuer to the extent not deemed to be an  Advance pursuant to Section 2.4 or otherwise reimbursed by Borrower; plus (c) all unpaid interest, fees and expenses related to any of the foregoing.

“LIBOR Deadline” means a date that is three (3) Business Days prior to the commencement of an Interest Period.

“LIBOR Option” has the meaning specified therefor in Section 2.15(a).

“LIBOR Rate” means, as applicable to any LIBOR Rate Loan, the rate per annum (rounded upward, if necessary) as determined by Lender on the basis of the offered rates for deposits in U.S. dollars for the applicable Interest Period which appears on the Reuters Screen LIBOR01 Page (or on any successor or substitute page providing rate quotations comparable to those currently provided on such page, as determined by CONA from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of 11:00 a.m. London time on the day that is two Business Days preceding the first day of such LIBOR Rate Loan.

If the Reuters system is unavailable, then the LIBOR Rate for the applicable Interest Period will be determined on the basis of the offered rates for deposits in U.S. dollars for the applicable Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such LIBOR Rate Loan as selected by Lender.  The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate.  If at least two such quotations are provided, the rate for the date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for the applicable Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Business Days preceding the first day of such LIBOR Rate Loan.  In the event that CONA is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Rate Loan cannot be determined.  In the event that the board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of CONA, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate pursuant to Borrower’s exercise of the LIBOR Option in accordance with Section 2.15.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, deed to secure debt, encumbrance, notice of lien, levy or assessment, pledge, hypothecation, collateral assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.13.

“Loan Documents” means this Agreement, the Bank Product Agreements, the Closing Certificate, the Control Agreements, the Disbursement Letter, the Guaranty, the Pledge Agreement, the Trademark Security Agreement, any Letter of Credit Application, any note or notes executed by Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by any Obligated Party and the Lender in connection with this Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries on a consolidated basis, or (b) a material impairment of the ability of the Borrower and the Obligated Parties, taken as a whole, to perform its obligations under the Loan Documents to which it is a party, or of Lender’s ability to enforce the Obligations or realize upon the Collateral.

“Maturity Date” means the third anniversary of the Closing Date.

“Maximum Revolver Amount” means, on any day prior to but not including the Termination Date, $10,000,000.

“Maximum Undrawn Amount” means, with respect to any outstanding Standby Letter of Credit, the amount of such Standby Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Standby Letter of Credit, whether or not any such automatic increase has become effective.

“Negotiable Collateral” means instruments, promissory notes, drafts, documents, Chattel Paper, letters of credit, letter-of-credit-rights, and any and all Supporting Obligations in respect of any of the foregoing.

“Net Income” means, with respect to any Person and for any period, net income (or loss) of such Person and its consolidated Subsidiaries for such period determined in accordance with GAAP.

“Notice of Borrowing” means a notice duly executed by an Authorized Person appropriately completed and in the form of Exhibit 2.3.

“Notice of Continuation/Conversion” means a notice executed by an Authorized Person appropriately completed and in the form of Exhibit 2.15.

“Obligated Party” means each of Borrower, Parent, any other Guarantor, each of Borrower’s direct and indirect Subsidiaries, and any other Person from time to time a party to any Guaranty of the Obligations or that has granted a Lien on its property to secure payment of the Obligations, and “Obligated Parties” means all of such Persons, collectively.

“Obligations” means (a) all Advances, Indebtedness, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued, whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued, whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Obligated Party to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that such Obligated Party is required to pay or reimburse by the Loan Documents, by law or otherwise; and (b) all Bank Product Obligations.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, restatements, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S.  Department of the Treasury.

“One Time Exclusion Amount” means the aggregate amount of principal payments made by the Obligated Parties in respect of Indebtedness due under the BMO Financing during the period commencing January 1, 2012 and ending June 30, 2012.

“Overadvance” has the meaning set forth in Section 2.8.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 14.1(d).

“Patents” means, with respect to any Person, all patents issued or assigned to and all patent applications and registrations made by such Person (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those listed in Schedule 5.12, together with any and all (i) rights and privileges arising under Applicable Law with respect to such Person’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Permitted Acquisitions” means the purchase by Borrower or Parent after the Closing Date of all or substantially all of the assets of any Person or a business or division of such Person (whether pursuant to a merger or other transaction) or of all or a majority of the Equity Interests of a Person (such assets or Person being referred to herein as the “Acquired Business”) in one or a series of transaction that satisfies each of the following conditions as determined by Lender:

(a)           Lender shall have received not less than fifteen (15) Business Days' prior written notice (or such shorter period as the Lender may agree) of the proposed acquisition and such information with respect thereto as Lender may reasonably request, including (i) the parties to such acquisition, (ii) the proposed date of the acquisition, (iii) a description of the assets or shares to be acquired, (iv) the total purchase price and other consideration for the assets to be purchased (and the terms of payment of such purchase price), and (v) a summary of the due diligence undertaken by the Borrower and Parent in connection with such acquisition;

(b)           as of the date of such acquisition and the date of any payment in respect thereof (including any deferred purchase price payment, indemnification payment, purchase price adjustment, earn out or similar payment), in each case both before and after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(c)           the sum of (i) the aggregate cash consideration paid by Borrower and Parent with respect to Permitted Acquisitions plus (ii) the aggregate Indebtedness assumed or issued by Borrower and Parent with respect to Permitted Acquisitions (such sum, the “Permitted Acquisition Consideration”) shall not exceed (y) $3,000,000 during any fiscal year, and (z) $9,000,000 during the period commencing on the Closing Date and ending on the Termination Date;

               (d)           as of the date of such acquisition and the date of any payment in respect thereof (including any deferred purchase price payment, indemnification payment,

purchase price adjustment, earn out or similar payment), the Obligated Parties shall (i) demonstrate compliance with the covenants contained in Section 7.19 for the applicable four fiscal quarter period immediately preceding such acquisition or payment and (ii) solely with respect to acquisitions made during any fiscal year in which the aggregate Permitted Acquisition Consideration is $1,000,000 or more, deliver to Lender a balance sheet and income statement, in each case giving pro forma effect to such acquisitions or payment and any Advances made in connection therewith as if such acquisition or payment and Advances occurred on the first day of the four fiscal quarter period immediately preceding such acquisition or payment;

(e)           solely with respect to acquisitions made during any fiscal year in which the aggregate Permitted Acquisition Consideration is $1,000,000 or more, not less than five (5) Business Days and not more than thirty (30) Business Days prior to the date of such acquisition, Lender shall have received  updated Projections for Parent and its Subsidiaries on a monthly basis, for the twelve (12) month period after the date of such acquisition, all in reasonable detail and in a format consistent with the Projections delivered by Parent to Lender prior to the Closing Date, together with such supporting information as Lender may reasonably request;

(f)            the Acquired Business shall be an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that Borrower and Parent are engaged in on the Closing Date;

(g)           the Acquired Business shall be located in the United States of America or Canada;

(h)           in the case of the acquisition of the Equity Interests of another Person, the Board of Directors (or other comparable governing body) of such other Person to be acquired shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition and shall not have commenced any action which alleges that such acquisition will violate Applicable Law;

(i)            Lender shall have received true, correct and complete copies of all agreements, documents and instruments relating to such acquisition; and

(j)            Lender shall have received a certificate of a Responsible Officer of Borrower or Parent certifying on behalf of the Obligated Parties to Lender that such transaction complies with this definition.

“Permitted Discretion” means a determination made by Lender in the exercise of its reasonable business judgment (from the perspective of a lender in the same or similar circumstances).

               “Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to any Obligated Party effected in the ordinary course of business or owing to any Obligated Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Obligated Party, (e) Investments previously made in existing Subsidiaries of any Obligated Party and other Investments owned by any of the Obligated Parties as of the Closing Date, (f) Investments in non-Guarantor Subsidiaries of the Obligated Parties in an aggregate principal amount outstanding at any time not exceeding $1,000,000, (g) Investments in (i) loans and notes (whether direct or indirect) in the ordinary course of business and (ii) intercompany loans to the extent permitted under Section 7.1(g), (h) Permitted Acquisitions and (i) Investments in Subsidiaries (1) in connection with any Permitted Acquisition (subject to the limitation on Permitted Acquisition Consideration in clause (c) of the definition of Permitted Acquisitions) and (2) otherwise of up to $1,000,000 individually or $3,000,000 in the aggregate during the term of this Agreement.

“Permitted Liens” means (a) Liens held by Lender, (b) Liens for unpaid taxes, assessments, levies, fees and other similar governmental charges that are not yet due and payable, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens are for sums not yet delinquent, (f) Liens on amounts deposited in connection with obtaining worker’s compensation, unemployment insurance or social security legislation, (g) Liens on amounts deposited as security for statutory obligations, performance or payment bonds and surety or appeal bonds and other obligations of like nature incurred in the ordinary course of business, (h) Liens resulting from any judgment or award that is not an Event of Default hereunder, (i) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (j) Liens securing Purchase Money Indebtedness, or the interests of lessors under Capital Leases, to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Indebtedness refinancing such Indebtedness, (k) a Lien that Lender, at its sole option, has approved in writing after the Borrower has submitted a written request to Lender describing such Lien, (l) any non-exclusive trademark licenses granted in the ordinary course of business and (m) other Liens securing Indebtedness permitted under Section 7.1 in an amount not to exceed $500,000 at any time outstanding.

“Permitted Protest” means the right of any Obligated Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Obligated Party in good faith, and (c) to the extent that any Obligated Party could be required to pay the reserve with respect to such Lien, no Default or Event of Default would result from such payment.

“Permitted Purchase Money Indebtedness” means Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any time not exceeding (x) $500,000 during the 12 month period commencing on the Closing Date, (y) $600,000 during the 12 month period commencing on the first anniversary of the Closing Date and (z) $700,000 during the 12 month period commencing on the second anniversary of the Closing Date.

“Person” means a natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business trust, or other organization, irrespective of whether it is a legal entity, or a government, agency or political subdivision thereof.

“Pledge Agreement” means a pledge agreement, in form and substance reasonably satisfactory to Lender, pursuant to which Parent pledges to Lender all of its Equity Interests in Borrower to secure Parent’s obligations under the Guaranty.

“Proceeds” means any proceeds (as that term is defined in the Code).

“Projections” means an annual budget for revenue, operating expenses, EBITDA and Adjusted EBITDA, on a continuing operations basis for the Borrower and Parent on a consolidated basis for such fiscal year, together with appropriate supporting details and underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Property” means, with respect to any Person, any estates or interests in real property now owned or hereafter acquired by such Person and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions authorized by 42 USC § 9601.

               “Reserve Percentage” means, on any day, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

“Responsible Officer” means as to any Person, the chief executive officer, president, any vice president, the secretary or treasurer of such Person or, with respect to financial matters, the chief financial officer of such Person.

“Restricted Payment” means (a) any dividend or other distribution, in cash or other property, direct or indirect, on account of any class of Equity Interests issued by any Obligated Party, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests issued by such Obligated Party, now or hereafter outstanding, (c) any payment made to retire, or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests issued by any Obligated Party, now or hereafter outstanding, (d) any payment or prepayment of principal, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness owing to a holder of Equity Interests issued by any Obligated Party, or to an Affiliate of a holder of Equity Interests issued by any Obligated Party, to the extent such action would cause a net reduction in the principal amount of such Indebtedness outstanding on the first day of the fiscal quarter in which such action is taken, or (e) any payment to a holder of Equity Interests issued by an Obligated Party or to an Affiliate of an Obligated Party or to an Affiliate of any holder of Equity Interests issued by an Obligated Party not expressly authorized herein or in any other Loan Document.

“Revolving Interest Rate” means an interest rate per annum equal to (a) with respect to Base Rate Loans, the greater of (i) one percent (1.00%) or (ii) the sum of the Base Rate minus one-half percent (0.50%) and (b) with respect to LIBOR Rate Loans, the sum of the LIBOR Rate plus two percent (2.00%).

“Revolving Loan Commitment” means the commitment of Lender to make Advances pursuant to Section 2.1.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act and Applicable Law).

“Standby Letters of Credit” shall mean all letters of credit issued in connection with this Agreement as a credit enhancement for certain Indebtedness (other than Indebtedness for borrowed money) of Borrower.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligation” means a letter-of-credit right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, document, General Intangible, instrument, or Investment Property.

“Termination Date” means the earliest to occur of (a) the Maturity Date; (b) the date the Lender terminates its obligations under this Agreement as referenced in Sections 3.3 or 9.1; (c) the date the Borrower terminates this Agreement pursuant to Section 3.5; and (d) the date this Agreement is otherwise terminated for any reason pursuant to the terms of this Agreement.

“Trademark Security Agreement” means the Trademark Collateral Security Agreement dated as of the Closing Date between Lender and Borrower.

“Trademarks” means, with respect to any Person, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Person and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed in Schedule 5.12, together with any and all (i) rights and privileges arising under applicable law with respect to such Person’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Voidable Transfer” has the meaning set forth in Section 17.6.

        1.2,         Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this

Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 2011.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its direct and indirect Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3.        Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.  All Code definitions referenced in Section 1.1 or this Section 1.3 are incorporated herein by reference.

1.4.        Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “include” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to any statute, treaty, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities (any “Law”) shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time.  Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in immediately available funds (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement.  Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5.         Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.    LOAN AND TERMS OF PAYMENT

2.1.         Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, during the period beginning on the Closing Date and ending on the day preceding the Maturity Date, but not thereafter, Lender agrees to make advances (each, an “Advance” and, collectively, the “Advances”) to Borrower in an amount at any one time outstanding not to exceed the Maximum Revolver Amount less the Letter of Credit Reserve.

(b)          [Intentionally Deleted].

(c)           Lender shall have no obligation to make an Advance hereunder prior to the satisfaction or waiver of each of the conditions precedent to such Advance, including without limitation, the conditions set forth in Section 3.2 hereof.

(d)          Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time prior to the Maturity Date.

2.2.         Prepayments.

(a)          Prepayments from Net Cash Proceeds of Asset Dispositions.  Promptly upon receipt by any Obligated Party of the net proceeds of any Asset Disposition (in one or a series of related transactions) (i.e., gross proceeds less the reasonable costs of such Asset Disposition) in an amount in excess of $1,000,000, but in no event more than five days following the date of such receipt, Borrower shall prepay the Obligations in an amount equal to such net proceeds.  All such prepayments shall be applied to the Advances in accordance with Section 2.2(e). Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing, such prepayment shall not be required (and such net proceeds may be retained by the applicable Obligated Party for the purpose of such reinvestment) to the extent such Obligated Party reinvests such net proceeds in replacement assets substantially similar to the assets sold or destroyed within one hundred eighty (180) days (the “Reinvestment Period”) after the date of such Asset Disposition; provided, that, (x) Borrower notifies Lender of the intent to reinvest and of the completion of such reinvestment at the time such net proceeds are received and when such reinvestment occurs, respectively, (y) at the end of any Reinvestment Period, if the applicable Obligated Party has failed to reinvest all or any portion of such net proceeds, Borrower shall be required to repay the Obligations in an amount equal to the amount of such net proceeds that have not been reinvested, as more fully set forth above and (z) upon the occurrence and during the continuation of an Event of Default that occurs at any time during any Reinvestment Period, Borrower shall be required to repay the Obligations in an amount equal to the amount of any such net proceeds that have not been reinvested as of such time, as more fully set forth above. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

(b)          [Intentionally Deleted].

(c)          Prepayments from Issuance of Indebtedness.  Promptly upon the receipt by any Obligated Party of the proceeds of the issuance of Indebtedness (other than Indebtedness permitted by Section 7.1), but in no event more than five days following the date of such receipt, Borrower shall prepay the Advances in an amount equal to such proceeds, net of commissions and other reasonable costs associated therewith.  All such prepayments shall be applied to the Advances in accordance with Section 2.2(e).

(d)          [Intentionally Deleted].

(e)          Application of Proceeds.  With respect to the prepayments described in subsections 2.2 (a) and (c) above, such prepayments shall be applied to reduce the outstanding principal balance of the Advances but not as a permanent reduction of the Maximum Revolver Amount.  Considering each type of Advance being prepaid separately, any such prepayment shall be applied first to Base Rate Loans of the type required to be prepaid before application to LIBOR Rate Loans of the type required to be prepaid.

(f)           Voluntary Prepayments and Repayments.  Borrower may, at any time upon not less than three (3) Business Days prior notice to Lender, terminate the Revolving Loan Commitment; provided, however, that the Revolving Loan Commitment may not be terminated by Borrower until the aggregate outstanding amount of Obligations are paid in full.

2.3.         Borrowing Procedures and Settlements.

(a)          Procedure for Borrowing.  Each request for an Advance shall be made by an irrevocable Notice of Borrowing (which may be delivered by electronic mail) by an Authorized Person delivered to Lender (which notice must be received by Lender no later than 2:00 p.m.  (New York time) on the Business Day that is the requested Funding Date of a Base Rate Loan and by the LIBOR Deadline with respect to a LIBOR Rate Loan) specifying (i) the requested Funding Date (which shall be a Business Day), (ii) the amount of such Borrowing, and (iii) whether such Advances shall consist of Base Rate Loans or LIBOR Rate Loans, and, for LIBOR Rate Loans, the Interest Period applicable thereto. At Lender’s election, in lieu of delivering the above-described Notice of Borrowing, any Authorized Person may give Lender telephonic notice of such request by the required time, with any such telephonic notice to be confirmed in writing with a Notice of Borrowing within 24 hours of the giving of such notice, but the failure to provide such written confirmation shall not affect the validity of the request.  Submission of a request for an Advance hereunder shall obligate Borrower to pay interest on such Advance in accordance with this Agreement from the date the proceeds of such Advance are made available to Borrower by Lender under Section 2.3(b) hereof.

(b)          Making of Advances.  If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds to Borrower’s Designated Account.

2.4.         Standby Letters of Credit.  Subject to the terms and conditions hereof, Lender shall issue or cause the issuance of Standby Letters of Credit by the Issuer on behalf of Borrower; provided that Lender will not be required to issue or cause to be issued any Standby Letter of Credit to the extent that issuance of such Standby Letter of Credit would cause the sum of (i) the outstanding Advances plus (ii) the Letter of Credit Reserve (after giving effect to such issuance) to exceed the Maximum Revolver Amount.  The Maximum Undrawn Amount of outstanding Standby Letters of Credit shall not exceed $500,000 in the aggregate at any time.  All disbursements or payments related to Standby Letters of Credit shall be deemed to be Base Rate Loans and shall bear interest at the Revolving Interest Rate for Base Rate Loans.  Standby Letters of Credit that have not been drawn upon shall not bear interest.

2.5.         Issuance of Standby Letters of Credit.

(a)           Borrower may request Lender to issue or cause the issuance of a Standby Letter of Credit by delivering to Lender Issuer’s standard form of letter of credit and security agreement and standard form of letter of credit application (collectively, the “Letter of Credit Application”) and any draft if applicable, completed to the satisfaction of Lender; and such other certificates, documents and other papers and information as Lender or Issuer may reasonably request.  Lender shall use its best efforts to cause all Standby Letters of Credit requested by Borrower and approved by Lender in accordance with the terms of this Agreement to be issued no later than three (3) Business Days after the day so requested by Borrower.

(b)           Each Standby Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of issuance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Standby Letter of Credit’s date of issuance; provided that, subject to the immediately succeeding sentence, Standby Letters of Credit shall, at Borrower’s option, provide for automatic successive twelve month renewals.  With respect to clause (ii) above, in no event shall any Standby Letters of Credit issued hereunder have a final expiry date later than the Business Day immediately preceding the Maturity Date unless Borrower provides cash collateral equal to not less than one hundred five percent (105%) of the Maximum Undrawn Amount thereof to be held by Lender pursuant to a cash collateral agreement in form and substance reasonably satisfactory to Lender.  All Standby Letters of Credit shall be subject to the laws or rules designated in such Standby Letter of Credit, or if no such laws or rules are designated, the International Standby Practices (ISP98 – International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”) and, as to matters not governed by the ISP98 Rules, the laws of the State of New York.

2.6.         Requirements For Issuance of Standby Letters of Credit.

(a)            In connection with the issuance of any Standby Letter of Credit, Borrower shall indemnify, save and hold Lender and Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Lender or Issuer and expenses and reasonable attorneys’ fees incurred by Lender or Issuer arising out of, or in connection with, any Standby Letter of Credit to be issued or created for Borrower.  Neither Lender, nor Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in any Standby Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Standby Letter of Credit except for Lender’s, any Issuer’s or such correspondents’ willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(b)          Borrower shall authorize and direct the Issuer of a Standby Letter of Credit to deliver to Lender all related payment/acceptance advices, to deliver to Lender all instruments, documents, and other writings and property received by the Issuer pursuant to the Standby Letter of Credit and to accept and rely upon Lender’s instructions and agreements with respect to all matters arising in connection with the Standby Letter of Credit or the application therefor.

2.7.         Payments.

(a)           Payments by Borrower.  Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender’s Account, for the account of the Lender, and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein.  For purposes of calculating interest, fees and charges, any payment received by Lender later than 3:00 p.m.  (New York time) shall be deemed to have been received on the following Business Day, and any applicable interest or fee shall continue to accrue until such following Business Day, and such payments shall be applied to the Obligations.

(b)           Application of Payments.

(i)           All payments shall be remitted to Lender when due and, following the occurrence and during the continuation of an Event of Default, all such payments and all proceeds of Collateral received by Lender shall be applied upon receipt as follows:

(1)           first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

(2)           second, to pay any fees then due to Lender under the Loan Documents, until paid in full,

(3)           third, to pay interest due in respect of the Advances, until paid in full,

(4)           fourth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Lender, to be held by Lender, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Products Reserve until all Obligated Parties’ obligations in respect of the Bank Products have been paid in full or the cash collateral amount has been exhausted and (iii) to Lender, to be held by Lender, for the benefit of Issuer, as cash collateral in an amount up to one hundred and five percent (105%) of the Letter of Credit Reserve,

(5)           fifth, to pay any other Obligations (including Bank Product Obligations) until paid in full, and

(6)           sixth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Laws.

(ii)           Except as set forth in Section 2.8, so long as no Default or Event of Default has occurred and is continuing, this Section 2.7(b) shall not apply to any payment or prepayment made by Borrower to Lender, and any such payments or prepayments shall be applied to the Obligations in the order specified by Borrower.

(iii)           Except as set forth in Section 2.8, in the event of a direct conflict between the priority provisions of this Section 2.7 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.7 shall control and govern.

2.8.         Overadvances.  If, at any time or for any reason, the sum of (a) the aggregate amount of outstanding Advances plus (b) the Letter of Credit Reserve is greater than the maximum amount allowed to be outstanding as set forth in Section 2.1 (an “Overadvance”), Borrower immediately shall pay to Lender, upon demand, in cash or immediately available funds, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.7(b).  Without limiting the foregoing, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.9.         Interest Rates: Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as provided in clause (b) below, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a rate per annum equal to the applicable Revolving Interest Rate.

(b)           Default Rate.  At the election of Lender, upon the occurrence and during the continuation of an Event of Default, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to five (5) percentage points above the per annum rate otherwise applicable hereunder.

(c)           Payment.  Except as otherwise provided in Section 2.14 or 2.15, interest and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding or that Lender has an obligation to extend credit hereunder.  Borrower hereby authorizes Lender to charge to the Designated Account (i) all interest and the facility fee payable as provided in Section 2.14(b); provided that the Borrower has received written notice of such charge not less than three (3) Business Days prior thereto and (ii) all fees, all other Lender Expenses, all other fees and costs provided for in Section 2.14, and all other payments due under any Loan Document (including any amounts due and payable to any Bank Product Provider in respect of Bank Products) to the extent any such amounts have not been paid to Lender in cash within forty-five (45) days following the Borrower’s receipt of written demand therefor; provided that if there are not enough funds on deposit in the Designated Account such amounts may, at any time prior to the Maturity Date at Lender’s election, be charged to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Base Rate Advances hereunder.  Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter at any time prior to the Maturity Date constitute Advances hereunder and shall accrue interest at the rate then applicable to Base Rate Advances hereunder.

(d)           Computation.  All rates of interest calculated by reference to the LIBOR Rate and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.  All rates of interest calculated by reference to Base Rate shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e)           Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest paid or payable under this Agreement, plus any other amounts (including under Section 2.14) paid or payable as compensation for the use, forbearance or detention of money in connection herewith, exceed the maximum amount permissible under any Applicable Law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess or returned to Borrower if all outstanding Obligations have been paid in full.

2.10.       Cash Management.  To the extent the Obligated Parties (other than Parent) maintain Deposit Accounts (other than Excluded Deposit Accounts) with balances of $1,000,000 or more individually or in the aggregate (except, in each case, to the extent such

Deposit Account is maintained at CONA), each such Deposit Account shall be subject to a Control Agreement; provided that if (a) Borrower has delivered Control Agreements in respect of Deposit Accounts with balances in an aggregate amount taken together with any balances held in any Deposit Account maintained at CONA equal to the Maximum Revolver Amount and (b) the aggregate balance maintained in Deposit Accounts that are subject to Control Agreements taken together with balances held in Deposit Accounts maintained at CONA is not less than the Maximum Revolver Amount, then no further Control Agreements shall be required to be delivered.  Each Control Agreement shall be in form and substance reasonably acceptable to Lender, and each such Control Agreement shall provide, among other things, that (i) the applicable Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Deposit Account, other than for payment of its service fees and other charges directly related to the administration of such Deposit Account and for returned checks or other items of payment, and (ii) following receipt by such Cash Management Bank of a notice of exclusive control from Lender with respect to such Deposit Account, such Cash Management Bank will forward all amounts (when available as good funds) in such Deposit Account as directed by Lender.  Lender hereby agrees that it may deliver a notice of exclusive control only after the occurrence and during the continuation of an Event of Default.  Borrower hereby grants a Lien to Lender in each of Borrower’s Deposit Accounts (other than Excluded Deposit Accounts).

2.11.       Crediting Payments.  The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds or ACH credit made to the Lender’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender’s Account on a Business Day on or before 3:00 p.m.  (New York time).  If any payment item is received into the Lender’s Account on a non-Business Day or after 3:00 p.m.  (New York time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.12.       Designated Account.  Lender is authorized to make an Advance under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.9(c).  Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder.  Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be disbursed to the Designated Account.

2.13.       Maintenance of Loan Account; Statements of Obligations.  Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances and Standby Letters of Credit made or issued by Lender to Borrower or for Borrower’s account, and with all other payment Obligations

(except for Bank Product Obligations) hereunder or under the other Loan Documents, including, accrued interest, fees and Lender Expenses.  In accordance with Section 2.11, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account.  Lender shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.14.       Fees.  Borrower shall pay to Lender the following fees and charges, which fees and charges shall be fully earned and non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a)           Revolving Loan Commitment Fee.  A commitment fee of $50,000, representing one half of one percent (0.50%) of the Maximum Revolver Amount, which shall be due and payable on the Closing Date.

(b)           Facility Fee.  If, for any calendar quarter, the average daily unpaid balance of the Advances and the undrawn amount of any outstanding Standby Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolver Amount, then Borrower shall pay to Lender a fee at a rate equal to one-quarter of one percent (0.25%) per annum of the amount by which the Maximum Revolver Amount exceeds such average daily unpaid balance.  Such fee shall be payable to Lender in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

(c)           Standby Letter of Credit Fees; Cash Collateral.

(i)           Borrower shall pay (y) to Lender, fees for each Standby Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Standby Letter of Credit multiplied by the Revolving Interest Rate applicable to  LIBOR Rate Loans per annum, the fees under this Section 2.14(b)(i)(y) to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the Termination Date and (z) to Lender for the benefit of the Issuer, any and all customary fees and expenses in connection with any Standby Letter of Credit, including, without limitation, in connection with the issuance, amendment or renewal of any such Standby Letter of Credit, (all of the foregoing fees, the “Letter of Credit Fees”).  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, Lender may increase the Letter of Credit Fees set forth in Section 2.14(b)(i)(y) by two percent (2.0%) per annum.

(ii)           On demand from Lender at any time following (x) the occurrence and continuation of an Event of Default or (y) any termination of the Revolving Loan Commitment, Borrower will cause cash to be deposited and maintained in an account with Lender, as cash collateral for the Obligations, in an amount equal to one hundred and five percent (105%) of the Letter of Credit Reserve, and Borrower hereby irrevocably authorizes Lender, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Accounts or other Collateral or out of any other funds of Borrower coming into Lender’s possession at any time.  Lender will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Lender and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral.  Borrower may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

2.15.       LIBOR Rate Provisions.

(a)           LIBOR Election.  So long as no Event of Default has occurred and is continuing, Borrower may, by notifying Lender prior to 2:00 p.m.  (New York time) by the LIBOR Deadline, elect to exercise Borrower’s option (the “LIBOR Option”) to (i) convert at any time all or any part of designated outstanding Advances equal to $100,000 and integral multiples of $100,000 in excess of that amount (other than Overadvances) from Base Rate Loans to LIBOR Rate Loans or (ii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to (a) continue all or any portion of such LIBOR Rate Loan equal to $100,000 and integral multiples of $100,000 in excess of that amount (other than Overadvances) as a LIBOR Rate Loan or (b) convert all or any portion of such LIBOR Rate Loan to a Base Rate Loan.  The succeeding Interest Period(s) of such continued or converted Advance commence on the last day of the Interest Period of the Advance to be continued or converted. Notice of Borrower’s election of the LIBOR Option for any Interest Period shall be made by delivery by Borrower to Lender of a Notice of Continuation/Conversion with respect to any such conversion/continuation received by Lender before the LIBOR Deadline, or by telephonic notice to Lender by Borrower received by Lender before the LIBOR Deadline (to be confirmed by delivery to Lender of a Notice of Continuation/Conversion received by Lender prior to 2:00 p.m. (New York time) on the same day).  The Notice of Continuation/Conversion with respect to such conversion/continuation shall certify: (1) the proposed conversion/continuation date (which shall be a Business Day); (2) the amount of the Advance to be converted/continued; and (3) in the case of conversion to, or a continuation of, a LIBOR Rate Loan, the requested Interest Period.  Upon the expiration of an Interest Period for a LIBOR Rate Loan, in the absence of a new Notice of Continuation/Conversion or a telephonic notice received by Lender by the LIBOR Deadline, the LIBOR Rate Loan then maturing shall be automatically converted to a Base Rate Loan. Each Notice of Continuation/Conversion shall be irrevocable and binding on Borrower.  At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest determined by reference to the LIBOR Rate, and Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder for the remainder of such Interest Period.

(b)           Base Rate Loans in Absence of LIBOR Election Availability.  If Borrower is not entitled to exercise the LIBOR Option for such Interest Period, then interest on all of the Advances (including Advances that were treated as LIBOR Rate Loans during the immediately preceding Interest Period) shall be determined for such Interest Period by reference to the Base Rate.

(c)           Special Provisions Applicable to LIBOR Rate.

(i)           The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in Applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest by reference to the LIBOR Rate.  In any such event, Lender shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Lender, Borrower may, by notice to Lender (A) require Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans with respect to which such adjustment is made.

(ii)           In the event that any change in any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful for Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates by reference to the LIBOR Rate, or Lender determines (which determination shall be conclusive and binding upon all parties hereto) that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the LIBOR Rate, Lender shall give notice of such changed circumstances or determination to Borrower, and (A) with respect to any LIBOR Rate Loans that are outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrower shall not be entitled to elect the LIBOR Option until such notice has been withdrawn.

(d)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, Lender is not required to actually acquire eurodollar deposits to fund or otherwise match fund any Advance as to which interest accrues by reference to the LIBOR Rate.

(e)           No more than a total of five (5) LIBOR Rate Loans may be outstanding at any time.

(f)           Borrower shall indemnify Lender and hold Lender harmless from and against any and all losses or expenses that Lender may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrower to complete a Borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after a Notice of Borrowing or a Notice of Continuation/Conversion with respect thereto has been given, including, but not limited to, any interest payable by Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error.

2.16.       Capital Requirements.  If, after the date hereof, Lender reasonably determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof.  Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error) so long as such demand is made by Lender within 90 days of any such determination by Lender.  In determining such amount, Lender may use any reasonable averaging and attribution methods. For purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

3.	CONDITIONS; TERM OF AGREEMENT

3.1.         Conditions Precedent to Effectiveness.  The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below:

(a)           Lender shall have received Filing Authorization Letters, duly executed by Borrower and Lender shall have filed appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the Lender’s Liens in and to the Collateral, including without limitation, financing statements naming Borrower as debtor, and Lender, as secured party, describing all assets of Borrower in form reasonably satisfactory to Lender;

(b)           Lender shall have received each of the following documents, in form and substance reasonably satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

(i)           this Agreement,

(ii)           the Guaranty,

(iii)           the Pledge Agreement,

(iv)           the Trademark Security Agreement,

(v)           the Closing Certificate,

(vi)           the Disbursement Letter, and

(vii)           releases, terminations or, where approved by Lender, subordinations of all security interests, liens and encumbrances on the Collateral, together with such UCC-3 termination or partial release statements in connection therewith as may be required by Lender.

(c)           Lender shall have received a certificate from the corporate secretary  (or a manager in the case of a limited liability company) of each Obligated Party (i) attesting to the duly adopted resolutions of such Person’s Board of Directors authorizing execution, delivery and performance of the Loan Documents to which it is a party and authorizing specific officers of such Person to execute the same, and (ii) attesting to the incumbency and signatures of such specific officers of such Person;

(d)           Lender shall have received for each Obligated Party copies of such Person’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by its corporate secretary (or a manager in the case of a limited liability company);

(e)           Lender shall have received certificates of status with respect to each Obligated Party, dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officers of the jurisdiction of organization of such Person and each other jurisdiction in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Person is in good standing in such jurisdiction;

(f)           Lender shall have received all certificates of insurance as are required by Section 6.6, the form and substance of which shall be reasonably satisfactory to Lender together with endorsements to such policies naming Lender as lender loss payee and additional insured, in form and substance reasonably satisfactory to Lender;

(g)           Lender shall have received an opinion of counsel to the Obligated Parties, in form and substance reasonably satisfactory to Lender;

(h)           Lender shall have confirmed prior receipt of the Closing Date Projections;

(i)           Borrower shall have paid (i) all of Lender’s costs and expenses incurred in connection with underwriting, approving, negotiating, preparing and closing of the Loan Documents, and (ii) all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

(j)           Lender shall have received (i) a monthly revenue report of the Borrower for the month ended August 31, 2012, and (ii) Parent’s annual 2012 budget, in each case in form and substance satisfactory to Lender;

(k)           Lender shall have received a true and complete copy of the Gold Peak Settlement Agreement;

(l)           Obligated Parties shall have paid all amounts due pursuant to the Gold Peak Settlement Agreement; and

(m)           all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Lender.

3.2.         Conditions Precedent to all Extensions of Credit.  The obligation of the Lender to make Advances or issue Standby Letters of Credit at any time (or to extend any other credit hereunder, but excluding Advances, the proceeds of which are to reimburse Lender for amounts drawn under a Standby Letter of Credit) shall be subject to the satisfaction or waiver of each of the following conditions precedent:

(a)           the representations and warranties contained in this Agreement (other than any representations and warranties provided under Section 5.2) and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Change” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date of such Advance, Standby Letter of Credit or other extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date),

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such Advance or other extension of credit, nor shall either result from the making thereof, and

(c)           in the case of any Standby Letters of Credit requested to be issued, after giving effect thereto, the aggregate Maximum Undrawn Amount of all Standby Letters of Credit shall not exceed the maximum amount permitted under Section 2.4.

3.3.         Term.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect for a term ending on the Maturity Date.  The foregoing notwithstanding, the Lender shall have the right to terminate its obligations under this Agreement upon notice upon the occurrence and during the continuation of an Event of Default.

3.4.         Effect of Termination.  On the Termination Date, all Obligations (including all Bank Products Obligations, unless otherwise agreed by the relevant Bank Product Provider) immediately shall become due and payable without notice or demand (including providing cash collateral to be held by Lender for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations).  No termination of this Agreement, however, shall relieve or discharge any Obligated Party of their duties, Obligations, or covenants hereunder or under any other Loan Documents, and the Lender’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full, and the Lender’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been paid in full, and the Lender’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, (a) Lender will execute and deliver, or authorize the filing of, any UCC termination statements, lien releases, mortgage releases, re-assignments of Trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations, and (b) the fees set forth in Section 2.14 hereof will no longer accrue.

3.5.         Early Termination by Borrower.  Borrower has the option, at any time upon sixty (60) days’ prior written notice to Lender, to terminate this Agreement by paying to Lender, in full and in cash, all Obligations (including delivering to Lender cash collateral (i) with respect to all then extant Bank Products Obligations, to be held by Lender for the benefit of the Bank Product Providers but excluding any contingent Obligations and (ii) in an amount equal to one hundred and five percent (105%) of the Letter of Credit Reserve).

4.	CREATION OF SECURITY INTEREST

4.1.         Grant of Security Interest.  Borrower hereby grants to Lender, for the benefit of Lender (and any Bank Product Provider to the extent that it has provided Bank Products to any Obligated Party), a continuing security interest in all of Borrower’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  The Lender’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower.  Except to the extent expressly set forth this Agreement, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2.         Collection Accounts, General Intangibles and Chattel Paper.  At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender’s designee may (i) notify obligors that Accounts, Chattel Paper or General Intangibles of Borrower have been assigned to Lender or that Lender has a security interest therein and (ii) collect with respect to all Chattel Paper or General Intangibles of Borrower directly and charge the collection costs and expenses to the Loan Account.

4.3.         Filing of Financing Statements; Commercial Tort Claims.

(a)           Borrower authorizes Lender to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower where permitted by Applicable Laws.  Borrower hereby ratifies the filing of any such financing statement filed without the authorization of Borrower prior to the date hereof.

(b)           If Borrower acquires any commercial tort claim (other than any Excluded Commercial Tort Claim) after the date hereof, Borrower shall promptly (but in any event within 5 Business Days after such acquisition) deliver to Lender a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Lender, pursuant to which Borrower shall grant a perfected security interest in all of its right, title and interest in and to such commercial tort claim to Lender, as security for the Obligations (a “Commercial Tort Claim Assignment”).

4.4.         Delivery of Additional Documentation Required.  At any time upon the request of Lender, Borrower shall execute and deliver to Lender, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Lender may request in its Permitted Discretion, in form and substance reasonably satisfactory to Lender, to create, perfect and continue perfected or better perfect the Lender’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Lender in any Real Property or other Collateral acquired by Borrower after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by Applicable Law, if Borrower fails to execute and deliver such Additional Documents (other than financing statements, original financing statements in lieu of continuation statements or fixture filings) within 10 Business Days after such written request, Borrower authorizes Lender to execute any such Additional Documents in Borrower’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office.

4.5.          Intellectual Property.

(a)           The Borrower shall notify Lender immediately if it knows or has reason to know that any application or registration relating to any material Patent, Trademark or Copyright (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding the Borrower’s ownership of any material Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(b)           In no event shall the Borrower, either directly or through any agent, employee or designee, file an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving Lender prior written notice thereof, and, upon request of Lender, the Borrower shall execute and deliver any and all security agreements as Lender may request to evidence the Lender’s first priority Lien on such Patent, Trademark or Copyright, and the General Intangibles of Borrower relating thereto or represented thereby.

(c)           The Borrower shall take all actions necessary or requested by Lender to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each Patent, Trademark and Copyright (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings, unless the Borrower shall reasonably determine that such Patent, Trademark or Copyright is not material to the conduct of Borrower’s business.

(d)           The Borrower shall promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as the Borrower shall deem reasonably appropriate under the circumstances to protect such Patent, Trademark or Copyright, except to the extent the failure to take any such action could not reasonably be expected to result in a Material Adverse Change.

(e)           On such periodic basis as Lender shall reasonably require, Borrower shall (i) cause all material Patents, Copyrights, and Trademarks acquired or created by any

Obligated Party that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of any Obligated Party’s ownership thereof (unless Borrower determines, in its reasonable discretion, that the failure to so apply or register will not result in a Material Adverse Change to any Obligated Party’s business), and (ii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such Patents, Copyrights, and Trademarks as being subject to the Liens created thereunder.

4.6.         [Intentionally Deleted].

4.7.         Right to Inspect.  Lender (through any of its officers, employees, or agents) shall have the right (at the Borrower’s expense):

(a)           (i) So long as no Event of Default has occurred and is continuing, once per fiscal year, during normal business hours and after reasonable prior notice and (ii) if an Event of Default has occurred and is continuing, at Lender’s discretion, to: (A) inspect the Books and make copies or abstracts thereof, (B) for the purpose of reviewing or inspecting Collateral, access any and all storage facilities (including any electronic vault or database) where any Collateral or information relating to Collateral may be stored and check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral and (C) visit the properties of Borrower, discuss Borrower’s business, assets, liabilities, financial condition, results of operations and business prospects, insofar as the same are reasonably related to the rights of the Lender hereunder or under any of the Loan Documents, with Borrower’s principal officers, independent accountants and other professionals providing services to Borrower, and any other Person, provided, that a Responsible Officer of the Borrower or Parent shall have the right to participate in any such meeting or discussion with such accountants, professionals and other Persons, provided, further that Borrower shall make such Responsible Officer available for such meetings or discussions during normal business hours at such time as is mutually agreed; and

(b)           If an Actionable Default has occurred and is continuing, at Lender’s discretion, to communicate directly with any and all Account Debtors to verify the existence and terms of their respective Accounts; provided that nothing in this Section 4.7(b) shall be construed to grant Lender any rights of examination and inspection with respect to any Account Debtor which are greater than Borrower’s rights of examination and inspection with respect to such Account Debtor.

4.8.         Securities Accounts.  No arrangement contemplated hereby in respect of any Securities Accounts or other Investment Property shall be modified by Borrower without the prior written consent of Lender.  Upon the occurrence and during the continuation of an Event of Default, Lender may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof as directed by Lender.

4.9.         Borrower’s Perfection.  Lender is authorized to file any UCC-3 statements of continuation, assignment or amendment as it may determine in its Permitted Discretion to be necessary to enable it to protect and maintain its interests under this Agreement.  Borrower shall execute such other financing statements and amendments thereof, in form and substance satisfactory to Lender, as Lender may reasonably request in order to protect and maintain its interests under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, the Borrower and Parent make the following representations and warranties to Lender which shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Change” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification), as of the Closing Date, and (except with respect to the representations and warranties under Section 5.2) as of the date of the making of each Advance and issuance of each Standby Letter of Credit (or other extension of credit) made or issued thereafter, as though made on and as of the date of such Advance or Standby Letter of Credit (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete as of such earlier date).

5.1.         No Encumbrances.  Borrower has good title to the Collateral, free and clear of Liens except for Permitted Liens and except for such defects in title as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

5.2.         Disaster Recovery.  Each Obligated Party has established and maintains a disaster recovery plan capable of remote operation through backup servers.

5.3.         Location of Books and Equipment.  The Books are not stored with a bailee, warehouseman, or similar party and are located in the Obligated Parties’ possession only at the locations identified on Schedule 5.3, as such schedule may be amended from time to time in accordance with this Agreement.  All Equipment of each Obligated Party consisting of computers and servers are located at the locations identified (i) on Schedule 5.3, as such schedule may be amended from time to time in accordance with this Agreement, (ii) or otherwise in a notice to Lender.

5.4.         Due Organization and Qualification; Capitalization; Location of Chief Executive Office; FEIN.

(a)           The jurisdiction of organization of each Obligated Party is set forth on Schedule 5.4(a), as such schedule may be amended from time to time in accordance with this Agreement.

(b)           The chief executive office of each Obligated Party is located at the address indicated on Schedule 5.4(b), as such schedule may be amended from time to time in accordance with this Agreement, and the FEIN of each Obligated Party is identified in Schedule 5.4(b), as such schedule may be amended from time to time in accordance with this Agreement.

(c)           Set forth on Schedule 5.4(c) (as such schedule may be amended from time to time in accordance with this Agreement), is a complete and accurate list of each Obligated Party’s direct and indirect Subsidiaries, showing the jurisdiction of their organization.

(d)           Each Obligated Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.  No Obligated Party is required to obtain any licenses, permits or approvals from any Governmental Authority in order to engage in its line of business which it has not duly obtained or the failure of which to obtain could reasonably be expected to result in a Material Adverse Change.

(e)           Set forth on Schedule 5.4(e) (as such schedule may be amended from time to time in accordance with this Agreement), is a complete and accurate description of the authorized Equity Interests of each Obligated Party by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  All of the outstanding Equity Interests of each such Obligated Party has been validly issued and is fully paid and non-assessable.  Other than as described on Schedule 5.4(e) (as such schedule may be amended from time to time in accordance with this Agreement), there are no subscriptions, options, warrants, or calls relating to any shares of any Obligated Party’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.  Except as described on Schedule 5.4(e), no Obligated Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(f)           As of the Closing Date, no Obligated Party holds any commercial tort claims (other than any Excluded Commercial Tort Claim), except as set forth on Schedule 5.4(f).

5.5.         Due Authorization; No Conflict.

(a)           The execution, delivery, and performance by each Obligated Party of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of each such Obligated Party.

(b)           The execution, delivery, and performance by each Obligated Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Obligated Party, the Governing Documents of such Obligated Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Obligated Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Obligated Party, except for such conflicts which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Obligated Party, other than Permitted Liens, or (iv) require any approval of such Obligated Party’s interest holders or any approval or consent of any Person under any material contractual obligation of such Obligated Party which, in any such case, has not already been obtained and that are still in full force and effect.

(c)           Other than the filing of the financing statements, the execution, delivery, and performance by each Obligated Party, and the other Persons party to this Agreement, and the other Loan Documents to which such Obligated Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Persons.

(d)           This Agreement and the other Loan Documents to which each Obligated Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by each Obligated Party (as applicable) will be the legally valid and binding obligations of such Obligated Party (as applicable) enforceable against each such Obligated Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)           The Lender’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.6.         Litigation.  Other than those matters disclosed on Schedule 5.6, there are no actions, suits, or proceedings (other than the Gold Peak Litigation) pending or, to the best knowledge of Borrower, threatened against any Obligated Party that, either individually or in the aggregate, if determined adversely, could reasonably be expected to result in a Material Adverse Change.

5.7.         No Material Adverse Change.  All financial statements relating to Parent on a consolidated basis that have been delivered by Borrower to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of Parent on a consolidated basis as of the date thereof and results of operations for the period then ended.  There has not been a Material Adverse Change with respect to any Obligated Party since December 31, 2011, except that any effect resulting from any matter disclosed in  the annual report on Form 10-K for Borrower for the year ended December 31, 2011 (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are similarly predictive or forward-looking in nature)

shall not be considered when determining whether a Material Adverse Change shall have occurred.

5.8.         Fraudulent Transfer.

(a)           Each Obligated Party is Solvent.

(b)           No transfer of property is being made by any Obligated Party and no obligation is being incurred by any Obligated Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Obligated Party.

5.9.          ERISA.  No Obligated Party, nor any of their ERISA Affiliates, maintains or contributes to any Benefit Plan.

5.10.       Environmental Condition.  Except as could not reasonably be expected  to result in a Material Adverse Change, (a) to Borrower’s knowledge, no Real Property of any Obligated Party has ever been used by such Obligated Party, or by previous owners or operators thereof, for the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, in each case, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, no Real Property of any Obligated Party has ever been designated or identified by any Governmental Authority pursuant to any Environmental Law on any lists or registries of Hazardous Materials disposal sites, (c) no Obligated Party has received notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by such Obligated Party, and (d) no Obligated Party has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by such Obligated Party resulting in the releasing or disposing of Hazardous Materials into the environment.

5.11.       Brokerage Fees.  No Obligated Party has utilized the services of any broker or finder in connection with Borrower’s obtaining financing from Lender under this Agreement, and no brokerage commission or finder’s fee is payable by any Obligated Party in connection herewith.

5.12.       Intellectual Property.  Each Obligated Party owns, or holds licenses in, all Trademarks, trade names, Copyrights, Patents, patent rights, and licenses that are necessary to the conduct of its business as currently or proposed to be conducted.  Attached hereto as Schedule 5.12 is a true, correct, and complete listing of all material Patents, patent applications, Trademarks, trademark applications, Copyrights, and copyright registrations as to which each Obligated Party is the owner or is an exclusive licensee.  This Agreement is effective to create a valid and continuing Lien and, upon filing appropriate financing statements, fully perfected first priority Liens in favor of Lender on Borrower’s Copyrights, Patents and Trademarks (except as priority may be affected by Permitted Liens), such perfected Liens are enforceable as such as against any and all creditors of and purchasers from Borrower, and all action necessary or desirable reasonably requested by Lender to protect and perfect the Lender’s Lien on Borrower’s Copyrights, Patents and Trademarks shall have been duly taken.
5.13.       Leases.  Other than as described on Schedule 5.13, no Obligated Party is party to any lease agreement.  No Books are located on any leased premises except as described in Schedule 5.3 (as such schedule may be amended from time to time in accordance with this Agreement).  Each Obligated Party enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties, as lessee, or under which they are operating, and all of such leases are valid and subsisting and no material default by any Obligated Party exists under any of them.

5.14.       Deposit Accounts and Securities Accounts.  Set forth on Schedule 5.14 (as updated from time to time) or otherwise in a notice to Lender are all of each Obligated Party’s Deposit Accounts and Securities Accounts, including, with respect to each depository or securities intermediary, as the case may be: (a) the name and address of such depository or securities intermediary, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such depository or securities intermediary.

5.15.       Complete Disclosure.  All written factual information (taken as a whole) (other than projections and information of a general economic or industry nature) furnished by or on behalf of each Obligated Party in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of each Obligated Party in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  On the date that it was delivered to Lender by Borrower, the Closing Date Projections represented, and as of the date on which any other Projections are delivered to Lender, such additional Projections will represent Parent’s good faith best estimate based on assumptions believed to be reasonable at the time of the future performance of the Obligated Parties for the periods covered thereby; provided, however that the actual results during the periods covered may differ from the projected results and that such difference may be material and that Borrower makes no representation that such projections will in fact be realized.  There has been no material change to the Closing Date Projections between the date of delivery of the same to Lender and the Closing Date.

5.16.       Indebtedness.  (a) Set forth on Schedule 5.16 is a true and complete list of all Indebtedness of each Obligated Party outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date, and such Schedule accurately reflects the aggregate principal amount of such Indebtedness as of the Closing Date; (b) immediately after giving effect to this Agreement and the funding of the initial Advances hereunder, no default by any Obligated Party has occurred and is continuing with respect to any Indebtedness of such Obligated Party.

5.17.       Investment Company Status.  No Obligated Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.18.       Patriot Act.  To the extent applicable, each Obligated Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001 (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.19.       OFAC.  No Obligated Party (a) is a Sanctioned Person or a Sanctioned Entity, (b) has assets located in Sanctioned Entities, or (c) derives any of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, in each case, that would constitute a violation of Applicable Laws.  To the best of its knowledge, neither the proceeds of any Advance nor Standby Letter of Credit will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, in each case, that would constitute a violation of Applicable Laws.

5.20.       [Intentionally Deleted].

5.21.       Margin Stock.  No portion of any Advance made to the Borrower is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

5.22.       Compliance with Laws and Agreements.  Each Obligated Party is in compliance in all material respects with all Applicable Laws applicable to it or its property and all material agreements and other instruments binding upon it or its property, except in such instances in which (i) such requirement of Applicable Law is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.	AFFIRMATIVE COVENANTS

Borrower and Parent covenant and agree that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower and Parent shall, and shall cause each other Obligated Party to, do all of the following:

6.1.         Accounting System.  Maintain a system of accounting that enables such Obligated Parties to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender.

6.2.         Financial Statements, Reports, Certificates.  Deliver to Lender:

(a)           as soon as available, but in any event by no later than the earlier of (y) five (5) days after the date on which Parent files its Form 10-Q with the SEC and (z) forty five (45) days following the last day of each of Parent’s first three (3) fiscal quarters of each fiscal year,

(i)           a consolidated balance sheet and income statement covering the operations of Parent and its direct and indirect Subsidiaries during such period and the year-to-date period ending thereon, with comparisons against the balance sheet for the immediately preceding fiscal year and income statement for the corresponding period during the immediately preceding fiscal year, (it being agreed that the furnishing of Parent’s quarterly report on Form 10-Q for each such fiscal quarter, as filed with the SEC, will satisfy Parent’s and Borrower’s obligations under this subsection 6.2(a)(i) with respect to such fiscal quarter),

(ii)           a Compliance Certificate signed by the chief financial officer and/or chief accounting officer of Borrower certifying that:

(1)           the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its direct and indirect Subsidiaries, and demonstrating the compliance by Parent on a consolidated basis at the end of such quarter with all financial covenants required to be tested hereunder, and

(2)           there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the applicable Obligated Party has taken, is taking, or proposes to take with respect thereto),

(b)           as soon as available, but in any event by no later than the earlier of (y)  five (5) days after the date on which Parent files its Form 10-K with the SEC and (z) ninety (90) days following the last day of each of Parent’s fiscal years, consolidated financial statements of Parent and its direct and indirect Subsidiaries for each such fiscal year, audited by independent certified public accountants acceptable to Lender in Lender’s Permitted Discretion and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, or (B) qualification or exception as to the scope of such audit, by such accountants to have been prepared in accordance with GAAP) (it being agreed that the furnishing of Parent’s annual report on Form 10-K for each such fiscal year as filed with the SEC, will satisfy Parent’s and Borrower’s obligation under this subsection 6.2(b) with respect to such fiscal year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit), together with a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default.  Such annual financial statements shall be accompanied by a Compliance Certificate signed by the chief financial officer and/or chief accounting officer of Borrower certifying that:

(1)           Parent is in compliance on a consolidated basis at the end of such fiscal year with all financial covenants required to be tested hereunder,

(2)           the financial statements delivered hereunder have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Parent and its direct and indirect Subsidiaries, and

(3)           there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the applicable Obligated Party has taken, is taking, or proposes to take with respect thereto),

(c)           as soon as available, but in any event within twenty (20) days after the last day of each calendar month, a report of revenue of the Borrower for the calendar month previously ended,

(d)           as soon as available, but in any event on or before January 31 of each fiscal year of Parent, copies of Projections for such fiscal year, all as certified by the chief financial officer of Parent as being such officer’s good faith best estimate of the financial performance of Parent and its direct and indirect Subsidiaries during the period covered thereby,

(e)           promptly, but in any event within five (5) Business Days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that the applicable Obligated Party proposes to take with respect thereto,

(f)           promptly after the commencement thereof, but in any event within five (5) Business Days after the service of process with respect thereto on any Obligated Party, notice of all actions, suits, or proceedings brought by or against such Obligated Party before any Governmental Authority which, if determined adversely to such Obligated Party, could reasonably be expected to result in a Material Adverse Change,

(g)           promptly, but in any event within ten (10) Business Days after Borrower has knowledge thereof, notify Lender of any material negative changes to Borrower’s customer renewal rates,

(h)           promptly, but in any event within five (5) Business Days after receipt thereof, notify Lender of any Obligated Party’s receipt of proceeds of insurance claims in connection with the Gold Peak Litigation, and

(i)           upon the request of Lender, any other information reasonably requested relating to the financial condition of any Obligated Party.

6.3.         Title to Property.  Upon Lender’s reasonable request, promptly deliver to Lender, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Collateral.

6.4.         Maintenance of Properties.  Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.  Borrower shall not permit any item of Collateral to become a fixture to Real Property owned or operated by Borrower or an accession to other property, and such Collateral shall at all times remain personal property.

6.5.         Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Obligated Party or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Borrower will and will cause each Obligated Party to make timely deposit of all withholding taxes required of it and them by Applicable Laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon reasonable request, furnish Lender with proof reasonably satisfactory to Lender indicating that each Obligated Party has made such deposits, except to the extent that the validity of such withholding taxes shall be the subject of a Permitted Protest.

6.6.         Insurance.  At Borrower’s expense, maintain insurance respecting its tangible property wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons of similar size and location engaged in the same or similar businesses and operating in the same or similar locations.  Each Obligated Party also shall maintain business and public liability insurance and insurance against larceny, embezzlement and criminal misappropriation. All such policies of insurance shall be in such amounts as are usually insured by similarly situated companies and with financially sound and reputable insurance companies.  Each Obligated Party shall deliver certificates of all such policies to Lender with a satisfactory lender’s loss payable endorsement naming Lender as sole lender loss payee or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

6.7.         Location of Books and Equipment.  Keep its Books and Equipment consisting of computers and servers only at the locations identified (i) on Schedule 5.3 or (ii) in the case of Equipment consisting of computers and servers, in a notice to Lender; provided, however, that Borrower may amend Schedule 5.3 or, in the case of Equipment consisting of computers and servers, such notice, so long as such amendment occurs by written notice to Lender not less than 15 days prior to the date on which any Books or Equipment consisting of computers and servers of any Obligated Party is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Obligated Party provides any financing statements necessary to perfect and continue perfected the Lender’s Liens on such assets.

6.8.         Leases.  Cause each Obligated Party to pay when due (subject to any right of offset or similar right set forth in such lease agreements) all rents and other amounts payable under any lease agreement with respect to leased premises where any material agreements and related Books and documents are located.

6.9.         [Intentionally Deleted].

6.10.       Existence.  At all times preserve and keep in full force and effect (a) each Obligated Party’s valid existence and good standing in the jurisdiction of organization specified on Schedule 5.4(a) and in each jurisdiction in which the failure of such Obligated Party to be in good standing could reasonably be expected to result in a Material Adverse Change and (b) any rights and franchises material to each Obligated Party’s business the failure or loss of which could reasonably be expected to result in a Material Adverse Change.  Borrower acknowledges that Lender is entering into the Loan Documents in reliance upon each Obligated Party’s identity as a separate legal entity from each of its Affiliates.  From and after the Closing Date, each Obligated Party shall conduct its own business in its own name and take all reasonable steps, including, without limitation, all steps that Lender may from time to time reasonably request, to maintain each Obligated Party’s identity and existence as a separate legal entity and to make it manifest to third parties that each Obligated Party is an entity with assets and liabilities distinct from those of its Affiliates and not an operating division of any Affiliate.

6.11.       Environment.

(a)           Comply with Environmental Laws except for such failures to comply as could not reasonably be expected to result in a Material Adverse Change;

(b)           promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Obligated Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law except for such releases as could not reasonably be expected to result in a Material Adverse Change; and

(c)           promptly provide Lender with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Obligated Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Obligated Party, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.12.       Disclosure Updates.  (a) Promptly and in no event later than 5 Business Days after any Responsible Officer obtains actual knowledge thereof, notify Lender if any written information, exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof, (i) in the case of any written information, exhibit, or report filed with the SEC or any other Governmental Authority, within the time period required under Applicable Law for such correction and (ii) in the case of any written information, exhibit, or report or any Loan Document not publicly filed, promptly and in no event later than 5 Business Days after any Responsible Officer obtains actual knowledge of such defect or error.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

6.13.       Due Diligence.  Cooperate fully with Lender in connection with Lender’s due diligence, from time to time, with respect to property proposed by each Obligated Party as Collateral.  Subject to the limitations on Lender’s inspection rights under Section 4.7, (a) Borrower will (i) provide Lender with access to such information, files, Records and other information respecting Collateral as Lender may reasonably request and (ii) make its officers available to meet with Lender to discuss and review such information and matters in respect of the Obligated Parties’ business as Lender may reasonably request and (b) Lender shall be entitled to procure such appraisals, opinions, lien search reports, tax filing reports, title reports, evaluations or other reports, certifications or information as it may reasonably require in connection with its evaluation or re-evaluation of any Collateral.

6.14.       Compliance with Laws.  Comply, and cause each Obligated Party to comply, with all Applicable Laws applicable to it or its property, except in such instances in which the failure to comply therewith could not reasonably be expected to result in a Material Adverse Change.

6.15.       Post Closing Covenants.

(a)           As soon as practicable following the applicable date specified therefor in the Gold Peak Settlement Agreement (or such earlier date as such evidence shall be available), Borrower shall deliver to Lender evidence, in form and substance reasonably satisfactory to Lender, that:

(i)           each judgment filed against an Obligated Party in connection with the Gold Peak Litigation has been released or withdrawn in each jurisdiction in which it had been filed, including, without limitation, judgment no. 002996995 filed in New York County;

(ii)           full and mutual releases with respect to the Gold Peak Litigation have been executed and delivered between the Obligated Parties, on the one hand, and the plaintiff in the Gold Peak Litigation, on the other hand; and

(iii)           a satisfaction of judgment with respect to the Gold Peak Litigation has been filed with the Douglas County District Court, Colorado.

(b)           Borrower shall use commercially reasonable efforts to deliver to Lender, within 45 days following the Closing Date, fully executed Control Agreements with respect to any Deposit Accounts (other than Excluded Deposit Accounts) with balances of $1,000,000 or more individually or in the aggregate held by Borrower located at any financial institution other than CONA; provided that if such Control Agreements cannot be obtained after using commercially reasonable efforts, the aggregate balance maintained in any such Deposit Account shall not exceed $1,000,000 and Section 2.10 shall apply in all respects.

7.	NEGATIVE COVENANTS

Borrower and Parent covenant and agree that, until termination of this Agreement and payment in full of the Obligations, neither Borrower nor Parent will, nor will they permit any Obligated Party to, do any of the following:

7.1.         Indebtedness.  Create, incur, assume, suffer to exist, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)           Indebtedness evidenced by this Agreement and the other Loan Documents;

(b)           Indebtedness set forth on Schedule 5.16;

(c)           Permitted Purchase Money Indebtedness;

(d)           refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith); provided, that (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender’s Permitted Discretion, materially impair the prospects of repayment of the Obligations by any Obligated Party or materially impair any Obligated Party’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that are materially more burdensome or restrictive to any Obligated Party, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is without recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended; and

(e)           Guarantees permitted under Section 7.6;

(f)           Obligations under interest rate Hedging Agreements entered into for hedging (rather than speculative) purposes;

(g)           Indebtedness (i) of Borrower owing to any Obligated Party or (ii) of any Subsidiary of Borrower or Parent owing to any Obligated Party; provided that (A) the payment obligations with respect to Indebtedness described in sub-clause (g)(i) shall be subordinated to the payment of the Obligations, (B) a Lien on all such intercompany Indebtedness described in this clause (g) shall have been granted to the Lender and (C) such intercompany Indebtedness described in this clause (g) shall be evidenced by a promissory note or other instrument in form and substance reasonably acceptable to the Lender, and such promissory note or instrument shall have been pledged and delivered to the Lender;

(h)           (A) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of Parent, Borrower and any other Obligated Parties incurred in connection with Permitted Acquisitions and Asset Dispositions and (B) Indebtedness incurred by Parent, Borrower or other Obligated Parties in a Permitted Acquisition or Asset Dispositions under agreements providing for earn-outs or the adjustment of the purchase price or similar adjustments;

(i)           Indebtedness of a Person whose Equity Interests or assets are acquired in a Permitted Acquisition which is acquired or assumed by Borrower or any other Obligated Party provided that (A) such Indebtedness was not incurred in connection with, or in anticipation of, such Permitted Acquisition and (B) such Indebtedness (other than Purchase Money Indebtedness and Capitalized Lease Obligations) does not constitute indebtedness for borrowed money;

(j)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (A) such Indebtedness (other than credit or purchase cards) is extinguished within three (3) Business Days of its incurrence and (B)

such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(k)           Indebtedness representing deferred compensation to employees of Borrower and any other Obligated Party;

(l)           contingent (but not matured) reimbursement, indemnification or similar obligations (including any arising by right of subrogation) of one or more Group Companies in respect of performance, payment, surety, customs, stay or appeal bonds, performance and completion guaranties or similar instruments, in each case incurred in the ordinary course of business and consistent with past practice, for the benefit of one or more Group Companies; and

(m)           additional Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding.

7.2.         Liens.  Create, incur, assume, suffer or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3.         Restrictions on Fundamental Changes.

(a)           Enter into any merger, consolidation, recapitalization or reorganization with or into any other Person, reclassify its Equity Interests, or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it; provided that Parent, Borrower and any Obligated Party may enter into Permitted Acquisitions.

(b)           Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)           Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

7.4.         Disposal of Assets.  Convey, sell, lease, license, assign, transfer, or otherwise dispose of any portion of such Obligated Party’s assets valued at greater than $500,000 in the aggregate during any twelve month period, other than:

(a)           collateral assignments in favor of Lender to the extent required under this Agreement or any other Loan Document;

(b)           Borrower and the other Obligated Parties may dispose of obsolete worn out or surplus property in the ordinary course of business;

(c)           Borrower and the other Obligated Parties may sell or otherwise dispose of assets in transactions that do not constitute Asset Dispositions; provided that the aggregate value of assets disposed of in such transactions shall not exceed $200,000 during any twelve month period.

7.5.         Change Name.  Change any Obligated Party’s, FEIN, corporate structure, state of incorporation or identity, or add any new fictitious name; provided however, that any Obligated Party may change its name upon at least 30 days’ prior written notice to Lender of such change and so long as, at the time of such written notification, such Obligated Party provides any financing statements or fixture filings necessary to perfect and continue perfected the Lender’s Liens.

7.6.         Guarantee.  Guarantee or otherwise become in any way liable with respect to greater than $500,000 of the obligations of any other Person except (i) by endorsement of instruments or items of payment for deposit to the account of such Obligated Party in the ordinary course of business or which are transmitted or turned over to Lender, (ii) any Guaranty in favor of Lender and (iii) any Guaranty in favor of a non-Guarantor Subsidiary up to an amount not to exceed $500,000.

7.7.         Nature of Business.  Engage, directly or indirectly, in any line of business or activity other than providing real estate market information and analytical tools to its customers, and other reasonably related extensions of such business.

7.8.         Prepayments and Amendments.  Except in connection with a refinancing permitted by Section 7.1(d) or a Restricted Payment permitted by Section 7.10,

(a)           Pay, prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Obligated Party, other than the Obligations in accordance with this Agreement, or

(b)           Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness except as allowed by Section 7.1(d).

7.9.         [Intentionally Deleted].

7.10.       Restricted Payments.  Make any Restricted Payment; provided that the Obligated Parties shall be permitted to make Restricted Payments:

(a)           in order to enable Parent to (i) redeem, repurchase or net cash settle any or all restricted stock units, stock, stock options or warrants or other forms of equity awards that are outstanding as of the date of this Agreement or may be granted or issued from time to time to officers, employees, directors or other parties under Parent’s equity plan as in existence as of the date of this Agreement or as amended, replaced or created in the future and (ii) make payments (A) in respect of taxes due by Parent or its Subsidiaries or (B) on behalf of its officers, employees, directors or other parties in respect of taxes due, in each case in connection with such redemption, repurchase and net cash settlement of restricted stock units, stock, stock options, warrants or other form of equity award;

(b)           in an amount necessary to permit Parent to pay (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers, employees, directors and managers in connection with their employment in the ordinary course of business and (ii) franchise fees and similar taxes and fees required to maintain its corporate existence; and

(c)           (i) pursuant to a regularly planned dividend schedule as determined by the Board of Directors of such Obligated Party; (ii) in order to enable the Obligated Parties to redeem or repurchase Equity Interests from holders of such Equity Interests; and (iii) otherwise for any purpose, so long as, in each case of (i), (ii) and (iii), (x) Borrower and Parent  are in compliance with the covenants contained in Section 7.19 for the applicable four fiscal quarter period immediately preceding the payment of such dividend or distribution, giving pro forma effect to the payment of such dividend or distribution as if such payment was made on the first day of such period, and (y) within five (5) Business Days prior to making any such dividend or distribution a Responsible Officer of such Obligated Party shall deliver a certificate to Lender certifying (and containing calculations demonstrating) such compliance.

7.11.       Formation of Subsidiaries.  Form or acquire any new Subsidiary of any Obligated Party without (a) causing such new Subsidiary to become, at Lender’s option, a Borrower or Guarantor hereunder and providing to Lender such security documents (including mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) providing to Lender a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Lender, and (c) providing to Lender all other documentation, including one or more opinions of counsel reasonably satisfactory to Lender, if requested by Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 7.11 shall be a Loan Document.

7.12.       Accounting Methods.  Without Lender’s approval, which shall not be unreasonably withheld, materially modify or change, or permit any Obligated Party to materially modify or change, its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Obligated Parties’ accounting records, without said accounting firm or service bureau agreeing to provide Lender information regarding the Collateral or the Obligated Parties’ financial condition; provided that all modifications to any Obligated Party’s method of accounting shall be consistent with GAAP; provided, further, that if at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, Borrower may elect by written notice to the Lender to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect from time to time; provided, however, that in respect of the treatment of operating leases and Capital Leases for financial reporting purposes, such accounting terms shall be defined and treated in accordance with GAAP as applied in preparation of the audited financial statements of the Borrower for the fiscal year ended December 31, 2011 and (b) for prior periods, GAAP as defined in the definition thereof.

7.13.       Investments.  Except for Permitted Investments, directly or indirectly, form or acquire any Subsidiaries or make or acquire any other Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

7.14.       Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Obligated Party except for transactions that are in the ordinary course of an Obligated Party’s business and that are no less favorable to such Obligated Party, as applicable, than a comparable arm’s length transaction with a non-Affiliate; provided that the foregoing restriction shall not apply to:

(a)           any transaction between or among the Obligated Parties that are expressly permitted under the terms and provisions of this Agreement;

(b)           payments or other transactions between the Obligated Parties and any future, present or former employee, officer, director, manager or consultant (or their respective estates), in each case pursuant to any employment agreements, stock option plans and other compensatory arrangements with any such employees, directors, managers or consultants that are, in each case, approved by the Obligated Parties in the good faith exercise of its reasonable business judgment; or

(c)           any transaction with any Affiliate of any Obligated Party involving aggregate consideration not in excess of $500,000 per annum.

7.15.       [Intentionally Deleted].

7.16.       Use of Proceeds.  Use the proceeds of the Advances for any purpose other than (i) for Borrower’s general corporate purposes, (ii) to provide for ongoing working capital in the ordinary course of Borrower’s business and (iii) to reimburse drawings under Standby Letters of Credit.

7.17.       Change in Location of Chief Executive Office, Books and Records; Bailees.  Relocate, or permit any Obligated Party to relocate, its chief executive office, its Books and Records or a substantial portion of any other Collateral to a new location without providing

15 days prior written notification thereof to Lender and so long as, at the time of such written notification, the relevant Obligated Party provides any financing statements or other filings necessary to perfect and continue perfected the Lender’s Liens.  The Books of each Obligated Party shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Lender’s prior written consent.

7.18.       [Intentionally Deleted].

7.19.       Financial Covenants.  Fail to maintain or achieve, for Parent on a consolidated basis:

(a)           Minimum Adjusted EBITDA.  Adjusted EBITDA, as of the last day of each fiscal quarter for the four fiscal quarters then ending, of at least $6,000,000.

(b)           Fixed Charge Coverage Ratio.  A Fixed Charge Coverage Ratio, as of the last day of each fiscal year for the four fiscal quarters then ending (commencing with the fiscal year ending December 31, 2012), of not less than 1.15 to 1.00.

8.	EVENTS OF DEFAULT

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1.         If Borrower fails to pay (i) when due and payable, or when declared due and payable, all or any portion of the principal of any Advance or Letter of Credit or (ii) within 3 Business Days after the same becomes due, any of the other Obligations (whether of interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);

8.2.         If Borrower fails to comply with (a) the requirements of Sections 6.2, 6.4, 6.15 or Article 7, or (b) any other term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents and such noncompliance continues for a period of 20 days;

8.3.         If any material portion of any Obligated Party’s or its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.4.         If an Insolvency Proceeding is commenced by an Obligated Party or any of its Subsidiaries;

8.5.         If an Insolvency Proceeding is commenced against an Obligated Party or any of its Subsidiaries, and any of the following events occur: (a) such Obligated Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 30 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of any obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Obligated Party or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

8.6.         If any Obligated Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7.         If a notice of Lien, levy, or assessment is filed of record with respect to any assets of an Obligated Party or any of its Subsidiaries by any Governmental Authority, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of assets of an Obligated Party or its Subsidiaries and the same is not paid before such payment is delinquent and, unless such Person has taken action to commence foreclosure or enforcement of such Lien, such Lien shall not have been released within 30 days;

8.8.         If a judgment or other claim in an aggregate amount in excess of $250,000 becomes a Lien or encumbrance upon any portion of the Collateral or Parent’s assets, and such judgment or claim has not been vacated or dismissed within 30 days;

8.9.         If there is an event of default beyond any applicable notice and grace period with respect to (a) any Indebtedness (other than the Obligations) owing by any Obligated Party, or (b) any other material agreement (other than the Loan Documents) to which an Obligated Party is a party and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Obligated Party’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

8.10.       If any Obligated Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11.       If any misstatement or misrepresentation exists, in any material respect, now or hereafter in any warranty, representation, statement, or Record made to the Lender by an Obligated Party, its Subsidiaries or any officer, employee, agent, or director of an Obligated Party or any of its Subsidiaries;

8.12.       If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

8.13.       Any provision of any Loan Document, which would reasonably be expected to impact on the practical realization of the benefits of Lender’s rights and remedies under the Loan Documents, shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligated Party or any Affiliate of any Obligated Party, or a proceeding shall be commenced by any Obligated Party or any Affiliate of any Obligated Party, or by any Governmental Authority having jurisdiction over any Obligated Party, seeking to establish the invalidity or unenforceability thereof, or an Obligated Party, or any Affiliate of any Obligated Party shall deny that any Obligated Party has any liability or obligation purported to be created under any Loan Document; or

8.14.       The occurrence of a Change of Control.

9.	LENDER’S RIGHTS AND REMEDIES

9.1.         Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, Lender in its discretion may do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender;

(c)           Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;

(d)           At any time following Lender’s acceleration of the Obligations, settle or adjust disputes and claims on Accounts, other General Intangibles or Negotiable Collateral of any Obligated Party directly with Account Debtors and other obligors thereon for amounts and upon terms which Lender reasonably considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment thereof after deducting all Lender Expenses incurred or expended in connection therewith;

(e)           Without notice to or demand upon the applicable Obligated Party, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral.  Borrower agrees to assemble the Collateral if Lender so requires by written notice, and to make the Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties.  Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor (with notice of such charge delivered to Borrower).  At any time following Lender’s acceleration of the

Obligations, with respect to any of Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in each case in order to exercise Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)           Without notice to the applicable Obligated Party (such notice being expressly waived), apply any Obligated Party’s property held by Lender or Issuer and their Affiliates to reduce the Obligations;

(g)           Hold, as cash collateral, any and all balances and deposits of any Obligated Party held by Lender, and any amounts received in the Deposit Accounts of any Obligated Party, to secure the full and final repayment of all of the Obligations;

(h)           Maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Collateral;

(i)           At any time following Lender’s acceleration of the Obligations, for the purposes of enabling Lender to exercise the rights and remedies set forth in this Section 9, Borrower hereby grants to Lender a non-exclusive license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof

(j)           Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable; provided that the Collateral need not be present at any such sale and provided further that:

(i)           except in those circumstances where no notice is required under the Code, Lender shall give notice of the disposition of the Collateral as follows:

(1)           Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made; and

(2)           the notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; provided that no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market.

(ii)           Any excess that exists after disposition of the Collateral will be returned, without interest and subject to the rights of third Persons, by Lender to Borrower.

(k)           Lender may credit bid and purchase at any public sale;

(l)            Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by Applicable Law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(m)          The Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender, Lender’s obligation to extend credit hereunder shall terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

9.2.         Remedies Cumulative.  The rights and remedies of the Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its Permitted Discretion and upon provision of prior or subsequent notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof or (b) in the case of the failure to comply with Section 6.6, obtain and maintain insurance policies of the type described in Section 6.6 and take any action with respect to such policies as Lender deems prudent.  Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any Event of Default under this Agreement.  Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.  Notwithstanding the foregoing, Borrower may contest in good faith the obligation of Borrower to pay any such monies due to third Persons, provided that Borrower has established adequate reserves or that an accrual has been established in accordance with GAAP.

11.	WAIVERS; INDEMNIFICATION

11.1.       Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, Chattel Paper, and guarantees at any time held by the Lender on which Borrower may in any way be liable.

11.2.       The Lender’s Non-Liability for Collateral.  Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, the Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, or for any act or failure to act with respect to the Collateral or for any loss or damage thereto (other than failure to exercise reasonable care in custody of promissory notes, security agreements delivered to Lender by Borrower under this Agreement), or for any diminution in the value thereof, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.  In the case of any Negotiable Collateral, Lender shall have no duty or obligation to preserve rights against prior parties.  The Obligations shall not be affected by any failure of Lender to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release Borrower from any of the Obligations.

11.3.       Indemnification.  Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, partners, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by Applicable Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other reasonable costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto and (c) arising from or in connection with any act or omission by Borrower (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, willful misconduct or material breach of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART WERE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Lender, as the case may be, at its address set forth below:

If to Borrower:	Reis Services, LLC
530 5th Avenue, 5th Floor
New York, NY 10036
Attention:              Mark P. Cantaluppi
Facsimile:               (212) 421-7442
E-Mail:                    Mark.Cantaluppi@reis.com

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:               Viktor Okasmaa
Facsimile:                (212) 859-4000
E-Mail:                     Viktor.Okasmaa@friedfrank.com

If to Lender:	Capital One, National Association
1001 Avenue of the Americas, 2nd Floor
New York, New York 10018
Attention:                Marc Einerman
Facsimile:                 (212) 764-8325
E-Mail:                      Marc.Einerman@capitalone.com

with a copy to:	Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Attention:                Daniel J. Krauss
Facsimile:                 (212) 478-7400
E-Mail:                      DKrauss@hahnhessen.com

Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by Applicable Law, transmitted by telefacsimile or any other method set forth above.  Each notice, demand and report sent by a party by electronic transmission shall be effective as a notice, demand or report from such party.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

13.1         THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE OR PERMIT THE LAWS OF ANY OTHER JURISDICTION TO APPLY.

13.2         THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY OTHER FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER AND THE LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.2.

13.3         BORROWER AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND THE LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND

VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS

14.1.       Assignments and Participations.

(a)           Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents; provided, however, that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing, or (2) such assignment is to a Lender or an Affiliate of a Lender; provided, further, that Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Borrower an appropriate assignment and acceptance.  Anything contained herein to the contrary notwithstanding, (X) the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender, (Y) such assignment shall be made at no cost to Borrower and shall not result in any additional reporting or other requirements for Borrower, and (Z) shall not result in Borrower reporting to more than a single Lender entity.

(b)           From and after the date that Lender provides Borrower with such written notice and executed assignment and acceptance (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such assignment and acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an assignment and acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee.

(c)           Immediately upon Borrower’s receipt of such fully executed assignment and acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.

(d)           Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Lender (a “Participant”)

participating interests in the Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) the Lender shall remain the “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and the Lender shall continue to deal solely and directly with each other in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents and such sale shall not increase Borrower’s reporting requirements or result in additional cost or expense to Borrower, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by Lender.

(e)           In connection with any such assignment or participation or proposed assignment or participation, Lender may disclose all documents and information which it now or hereafter may have relating to any Obligated Party and its business.

(f)           Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S.  Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Law.

14.2.       Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio.  Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 and, except as expressly required pursuant to Section 14.1, no consent or approval by Borrower is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS

15.1.       Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrower, Parent or any other Obligated Party therefrom, shall be effective unless the same shall be in writing and signed by Lender (or upon any assignment of the Obligations and the other rights and obligations of the initial Lender hereunder and under the other Loan Documents to one or more Eligible Transferees, by the Lenders then holding a majority of the sum of all outstanding Advances and the aggregate unused Revolving Loan Commitment) and Borrower, Parent and such Obligated Party, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.2.       No Waivers; Cumulative Remedies.  No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof.  No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement.  Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.	GUARANTY

16.1.       Guaranty.  Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations.  Each payment made by any Guarantor pursuant to this Article 16 shall be made in lawful money of the United States in immediately available funds, (a) without set-off or counterclaim and (b) free and clear of and without deduction or withholding for or on account of any present and future taxes.

16.2.       Waivers.  Each Guarantor hereby absolutely, unconditionally and irrevocably waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (iii) any requirement that the Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Guarantor, or any Person or any Collateral, (iv) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, (v) all suretyship defenses and (vi) any defense arising by any lack of capacity or authority or any other defense of Borrower or any other Guarantor or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by Borrower or any other Guarantor and any defense that any other guarantee or security was or was to be obtained by Lender.

16.3.       No Defense.  No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

16.4.       Guaranty of Payment.  The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of Borrower, any other Guarantor or any other Person, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article 16, irrespective of whether any action is brought against Borrower or any other Guarantor or other Persons or whether Borrower, any other Guarantor or other Persons are joined in any such action or actions.  Each Guarantor waives any right to require that any resort be had by Lender to any security held for payment of the any Obligations or to any balance of any deposit account or credit on the books of Lender in favor of Borrower, any other Guarantor or any other Person.  No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Lender’s right to proceed in any other form of action or proceeding or against any other Person unless Lender has expressed any such right in writing.  Without limiting the generality of the foregoing, no action or proceeding by Lender against Borrower, any other Guarantor or any other Person under any document evidencing or securing indebtedness of Borrower or any other Guarantor to Lender shall diminish the liability of any Guarantor hereunder, except to the extent Lender receives actual payment on account of the Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of Borrower, any other Guarantor or any other Person.

16.5.       Indemnity.  As an original and independent obligation under this Agreement, each Guarantor shall (a) indemnify the Lender and keep the Lender indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any party to make due and punctual payment of any of the Obligations or resulting from any of the Obligations being or becoming void, voidable, unenforceable or ineffective against Borrower or any other Guarantor (including, but without limitation, all legal and other costs, charges and expenses incurred by the Lender  in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Agreement and the other Loan Documents); and (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not Lender has attempted to enforce any rights against Borrower, any other Guarantor or any other Person or otherwise, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified as mutually agreed in writing by the party being indemnified and the applicable Guarantor, or as determined by a final non-appealable judgment of a court of competent jurisdiction.

16.6.       Liabilities Absolute.  The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity or unenforceability of the Obligations, any other Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a)           any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any other Loan Document, including any increase in the Obligations resulting from the extension of additional credit to Borrower or otherwise;

(b)           any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c)           the failure of the Lender to assert any claim or demand or to enforce any right or remedy against Borrower or any other Guarantor or any other Person under the provisions of this Agreement or any other Loan Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d)           any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of Borrower or any other Guarantor to creditors of Borrower or any other Guarantor;

(e)           any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of Borrower or any other Guarantor; and

(f)           any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, Borrower, any other Guarantor or any other Person or party hereto or the Obligations or otherwise with respect to the Advances, Standby Letters of Credit or other financial accommodations to Borrower pursuant to this Agreement and/or the other Loan Documents.

16.7.       Waiver of Notice.  The Lender shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to the Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor that might arise as a result of such actions.

16.8.       Lender’s Discretion.  Lender may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

16.9.       Reinstatement.

(a)           The provisions of this Article 16 shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon the Lender for repayment or recovery of any amount or amounts received by it in payment or on account of any of the Obligations and it repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including Borrower or other Guarantor); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon each Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to the Lender for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(b)           Lender shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of any Obligations.

(c)           No Guarantor shall be entitled to claim against any present or future security held by Lender from any Person for the Obligations in priority to or equally with any claim of Lender, or assert any claim for any liability of Borrower or any other Guarantor to such Guarantor, in priority to or equally with claims of Lender for the

Obligations, and no Guarantor shall be entitled to compete with Lender with respect to, or to advance any equal or prior claim to any security held by Lender for the Obligations.

(d)           If Borrower or any Guarantor makes any payment to Lender, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e)           All present and future monies payable by Borrower to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Lender for its benefit and for the ratable benefit of Lender as security for such Guarantor’s liability to Lender hereunder and are postponed and subordinated to Lender’s prior right to payment in full of Obligations.  All monies received by such Guarantor from Borrower or any other Guarantor shall be held by such Guarantor as agent and trustee for Lender.  This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.

(f)           Each Borrower and each Guarantor acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Lender.  Each Borrower and each Guarantor agree to give full effect to the provisions hereof.

16.10.     Action Upon Event of Default.  Upon the occurrence and during the continuation of any Event of Default, the Lender may, without notice to or demand upon Borrower, any Guarantor or any other Person, declare any obligations of any Guarantor under this Article 16 immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor under this Article 16.  Upon such declaration by the Lender, the Lender is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held and other Indebtedness at any time owing by the Lender to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing hereunder, whether or not the Lender shall have made any demand hereunder against Borrower, any other Guarantor or any other Person and although such obligations may be contingent and unmatured.  The rights of the Lender hereunder are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.  Upon such declaration by the Lender, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against Borrower or any other Guarantors (the “Claims”), the Lender shall have the full right on the part of the Lender in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, the Lender and each of its officers being hereby irrevocably constituted attorneys-in-fact for such Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of such Guarantor any instrument for the payment of money.  Each Guarantor will receive as trustee for the Lender and will pay to the Lender forthwith upon receipt thereof any amounts which such Guarantor may receive from Borrower or any other Guarantor on account of the Claims.  Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes or other negotiable instruments or writings, except and in such event they shall either be made payable to the Lender, or if payable to such Guarantor, shall forthwith be endorsed by such Guarantor to the Lender.  Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained during the continuation of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

16.11.     Statute of Limitations.  Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by Borrower or any other Guarantor or others (including Lender) with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against the Lender  shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

16.12.     Interest.  All amounts due, owing and unpaid from time to time by any Guarantor under this Article 16, to the extent such amounts do not otherwise include interest accruing on the outstanding Obligations to the date all such amounts are actually paid by such Guarantor, shall bear interest at the interest rate per annum then chargeable with respect to Base Rate Loans.

16.13.     Guarantor’s Investigation.  Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Loan Documents.  Each Guarantor has made an independent investigation of each Borrower and each other Guarantor and of the financial condition of each Borrower and each other Guarantor.  The Lender has not made and does not make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting Borrower or any other Guarantor nor has Lender made any representations or warranties as to the amount or nature of the Obligations of Borrower or any other Guarantor to which this Article 16 applies as specifically herein set forth, nor has Lender or any officer, agent or employee of Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and each Guarantor expressly disclaims reliance on any such representations or warranties.

16.14.     Termination.  The provisions of this Article 16 shall remain in effect until the indefeasible payment in full in cash of all Obligations and irrevocable termination of this Agreement.

17.	GENERAL PROVISIONS

17.1.       Effectiveness.  This Agreement shall be binding and deemed effective when executed by each of Borrower, Parent and Lender.

17.2.       Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.       Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.       Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.       Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or by electronic mail in portable document format shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or by electronic mail in portable document format also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.6.       Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrower or any other Obligated Party or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under Applicable Law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower and the other Obligated Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.7.       Integration; Construction of Inconsistent Provisions in Loan Documents.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  In the event any provision of the Loan Documents (other than this Agreement) is inconsistent or conflicts with the provisions of this Agreement, the provisions of this Agreement shall govern and prevail.

17.8.       Patriot Act.  Notice Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act (as defined in Section 5.18), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

REIS SERVICES, LLC, a Maryland limited liability company

By:	/s/ Mark P. Cantaluppi
Name:	Mark P. Cantaluppi
Title:	Chief Financial Officer

REIS, INC., a Maryland corporation

By:	/s/ Mark P. Cantaluppi
Name:	Mark P. Cantaluppi
Title:	Chief Financial Officer

CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association,

By:	/s/ Marc Einerman
Name:	Marc Einerman
Title:	Vice President

[Signature Page to Loan and Security Agreement ]